Exhibit 4.28

DATE: 24 July 2019

21VIANET GROUP, INC.

21VIANET DRP INVESTMENT HOLDINGS LIMITED

AND

MARBLE STONE HOLDINGS LIMITED

AMENDED AND RESTATED
INVESTMENT AGREEMENT

TABLE OF CONTENTS

1.	INTERPRETATION	1

2.	INVESTMENT STRUCTURE	2

3.	[INTENTIONALLY LEFT BLANK]	3

4.	INVESTMENT COMMITMENT	3

5.	MASTER SERVICE ARRANGEMENT	4

6.	[INTENTIONALLY LEFT BLANK]	6

7.	[INTENTIONALLY LEFT BLANK]	6

8.	REPRESENTATIONS AND WARRANTIES	6

9.	ADDITIONAL COVENANTS	7

10.	CORPORATE GOVERNANCE	12

11.	TRANSFER RESTRICTIONS	16

12.	IPO OR REIT	19

13.	EXIT	19

14.	INDEMNITY	22

15.	TERMINATION	23

16.	MISCELLANEOUS	24

Exhibit 1.1	Definitions

Exhibit 8.2(a)(i)	Representations and Warranties of VNET and Vianet

Exhibit 9.6	Covenants of Vianet

Exhibit 10.3	Reserved Matters

Exhibit 10.5	Investor’s Information and Inspection Rights

Exhibit 11.7	Form of Deed of Adherence

Exhibit 12.3(b)	Appraisal Principles

Exhibit 14.3	Vianet’s Specific Indemnity Matters

Exhibit 16.8	Address of Notices

Schedule 2.1	Existing Structure

Schedule A	List of Projects and Project Companies

Schedule B	Annual Business Plan and Budget

THIS AMENDED AND RESTATED INVESTMENT AGREEMENT (this “Agreement”) is entered into on 24 July 2019,

BY AND AMONG:-

(1)                                          21VIANET GROUP, INC., a NASDAQ listed company duly incorporated and validly existing under the laws of the Cayman Islands with its registered office address at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“VNET”); and

(2)                                          21VIANET DRP INVESTMENT HOLDINGS LIMITED, a limited liability company duly incorporated and validly existing under the laws of Hong Kong with its registered office address at the offices of Flat/Room 716, 7/F., 12W Phase 3 Hong Kong Science Park, Pak Shek Kok, Shatin, New Territories, Hong Kong (“Vianet”); and

(3)                                          MARBLE STONE HOLDINGS LIMITED (Company Number: 1923409), a business company duly incorporated and validly existing under the laws of the British Virgin Islands with its registered office address at P.O. Box 3340, Road Town, Tortola, British Virgin Islands (“WP” or the “Investor”).

Vianet and WP are hereinafter collectively referred to as the “Shareholders”, and individually as a “Shareholder”.  VNET, Vianet and WP are hereinafter collectively referred to as the “Parties”, and individually as a “Party”.

RECITALS

WHEREAS:-

(A)                                        The Parties hereto have entered into an investment agreement on 5 March 2017 (the “Original Investment Agreement”), pursuant to which the Parties formed certain joint venture platforms to engage in wholesale data center business in the PRC.

(B)                                        On or about the even date herewith, the Parties hereto entered into a restructuring agreement (the “Restructuring Agreement”), pursuant to which the Parties will restructure the joint venture platforms formed according to the Original Investment Agreement.

(C)                                        The Parties intend to enter into this Agreement to amend and restate the Original Investment Agreement.

NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:-

1.                                               INTERPRETATION

1.1                                        Definitions.  Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings set forth in Exhibit 1.1.

1.2                                        Interpretation.  For all purposes of this Agreement, except as otherwise expressly provided, (a) the terms defined herein shall include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned under US GAAP, (c) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (f) all references in this Agreement to designated exhibits or schedules are to the exhibits or schedules attached to this Agreement unless explicitly stated otherwise, (g) unless the context otherwise requires, “onshore” means in the PRC, and “offshore” means outside the PRC, (h) “include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation”, and (i) if a period of time is specified and dates from a given day or the day of a given act or event, such period shall be calculated exclusive of that day.

1.3                                        Foreign Exchange Rate.  Unless otherwise specified herein, the arithmetic average of the intermediate exchange rates between US Dollars and RMB as promulgated by the People’s Bank of China (or its authorized agency) respectively in the ten (10) Business Days immediately prior to the actual payment date of any payment shall apply with respect to any conversion between US Dollars and RMB.

2.                                               INVESTMENT STRUCTURE

2.1                                        Existing Structure.  As at the date of this Agreement, the structure of the Group Companies is as set forth in Schedule 2.1.

2.2                                        Incorporation of JV Co 1 and Intermediate Companies.

(a)                                          JV Co 1.  The Shareholders have jointly incorporated Shihua DC Investment Holdings Limited (“JV Co 1”) to develop and operate the Existing Projects via PropCo 1 (as defined below).  As at the date hereof, (i) the authorized share capital of JV Co 1 shall be US$5,000, divided into 255,000,000 Class A shares of a nominal or par value of US$0.00001 each and 245,000,000 Class B shares of a nominal or par value of US$0.00001 each; (ii) the issued and outstanding shares of JV Co 1 are 51,755,456 Class A shares and 49,725,829 Class B shares; and (iii) Vianet holds 51,755,456 Class A shares representing 100% of the issued and outstanding Class A shares, and the Investor holds 49,725,829 Class B shares representing 100% of the issued and outstanding Class B shares.

(b)                                          Intermediate Companies.

(i)                                              JV Co 1 has incorporated a wholly-owned Subsidiary in the British Virgin Islands named SHIHUA DC INVESTMENT GROUP LIMITED (“PropCo 1”) to hold, directly or indirectly, any and all Group Companies incorporated for the Existing Projects.

(ii)                                           Subject to consent of the Shareholders or approval by the board of the relevant Group Company, one or more tiers of intermediate companies may be added into the Group Companies.

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4.                                               INVESTMENT COMMITMENT

4.1                                        Emergency Loans.

(a)                                          Shortfall Event.  In the event that,

(i)                                              a funding deficit of a Group Company being identified by the board of JV Co 1 or a Shareholder at any time on the basis of the management accounts of said Group Company and the Annual Business Plan and Budget (a “Shortfall Event”);

(ii)                                           such Shortfall Event shall impair or is likely to impair the normal operation of said Group Company (for the avoidance of doubt, the funding deficit for seeking a new Project shall not be deemed as a Shortfall Event, unless any Group Company has already entered into any binding commitment to invest in or acquire such new Project); and

(iii)                                        within ten (10) days of the Shortfall Event being identified, the Shareholders are not able to unanimously agree to fulfil such deficit by raising additional funds: (A) pursuant to Section 4.2 (Subsequent Funding to JV Co 1); or (B) from financial institutions or other legitimate sources, then, an emergency loan may be advanced to JV Co 1 by any of the Shareholders (an “Emergency Loan”) pursuant to Sections 4.1(b) (Interest of Emergency Loan) to 4.1(e) (Shareholders’ Efforts) below; provided, however, that the Shareholder intending to advance the Emergency Loan shall serve a prior ten (10)-day written notice to the other Shareholder so that the other Shareholder may participate in such Emergency Loan in proportion to its Shareholding Percentage in JV Co 1.  If the other Shareholder fails to advance the Emergency Loan on a pro rata basis within ten (10) days after receipt of the foregoing notice, the Shareholder intending to advance the Emergency Loan may provide the full amount of the Emergency Loan.

(b)                                          Interest of Emergency Loan.  Each Emergency Loan shall be structured as a secured debt of JV Co 1 or the relevant Group Company and shall bear interest at 15% per annum, and to the extent the rate of interest is limited by operation of law, the Shareholders shall identify and implement alternative and lawful means to maintain the economic returns of such Emergency Loan at the rate of 15% per annum.  To the extent permitted under Applicable Law and subject to other financing documents executed with a third Shareholder, each Emergency Loan shall be senior to all other claims or debts of JV Co 1 or the relevant Group Company.

(c)                                           Repayment of Emergency Loan.  If an Emergency Loan is not fully repaid within six (6) months after the initial funding of such Emergency Loan, the Shareholder funding such Emergency Loan shall have the right to convert its outstanding principal and interest of such Emergency Loan into fully-paid shares (Class A shares in the case of Vianet and Class B shares in the case of the Investor) of JV Co 1 at the post-money valuation of JV Co 1 for any investment made immediately prior to such conversion.

(d)                                          Conversion upon Material Breach.  Notwithstanding any of the foregoing, all outstanding principal and accrued interest in respect of all Emergency Loans provided by the Investor shall become immediately due and payable or convertible into fully-paid shares (Class A shares in the case of Vianet and Class B shares in the case of the Investor) of JV Co 1 at the time a Material Breach occurs.

(e)                                           Shareholders’ Efforts.  The Shareholders shall:-

(i)                                              use their commercially reasonable efforts to avoid any Shortfall Event;

(ii)                                           if any Emergency Loan is advanced, use their Best Efforts to procure that the outstanding principal of the Emergency Loan and interest accrued thereon shall be repaid and paid in full within six (6) months after the initial funding of such Emergency Loan; and

(iii)                                        if any amount (whether the principal or interest) fails to be repaid or paid within six (6) months after the initial funding of such Emergency Loan, procure that the Group Companies and the directors of the relevant Group Companies shall take any and all the necessary actions for obtaining any Emergency Loan and the conversion of such loan into equity as provided under this Section 4.1 (Emergency Loans).

4.2                                        Subsequent Funding to JV Co 1.

(a)                                          JV Co 1’s Funding Need.  If at any time or from time to time additional funds are required by JV Co 1 and its Subsidiaries, such funding requirements will be addressed in one or more of the following manners:-

(i)                                              The Shareholders may subscribe for additional shares in JV Co 1 at a subscription price and based on terms and subject to the conditions as mutually agreed by the Shareholders in writing in proportion to their respective then-prevailing Shareholding Percentages in JV Co 1; or

(ii)                                           The Shareholders may introduce third party investment in the Group Companies.

5.                                               MASTER SERVICE ARRANGEMENT

5.1                                        Commitment.  Vianet undertakes that it shall (or it shall cause its Affiliates to) lease each of the Existing Projects and receive master services in respect of the same from the Group Companies for a term of at least fifteen (15) years after the Tranche Closing (as defined under the Original Investment Agreement) corresponding to such Existing Project (in three five (5)-year intervals with automatic renewals).  The Shareholders undertake that each of the Existing Project Companies shall sub-contract operation and maintenance service in respect of each of the Existing Projects to Vianet (or its Affiliates) for a term of at least fifteen (15) years after the Tranche Closing corresponding to such Existing Project (in three five (5)-year intervals with automatic renewals).

5.2                                        Form of Master Service Agreement.

(a)                                          Master Service Agreement for Existing Projects.  VNET and Vianet shall (or shall cause their Affiliates to) enter into a master service agreement with the relevant Group Company in respect of each of the Existing Projects as soon as practicable after the date of the Original Investment Agreement but in no event later than the correspondent Tranche Closing Date (as defined under the Original Investment Agreement) of such Existing Project in such form and substance as mutually agreed upon by the Shareholders (with possible adjustments to be mutually agreed by the Shareholders), with standards of service fees payable by Vianet or its Affiliates to the relevant Group Companies with respect to each Existing Project as mutually agreed upon by the Shareholders (any amendment thereto or termination thereof without the prior consent of the Investor shall be deemed as a Material Breach by Vianet and VNET).  Notwithstanding any other provisions in Section 6.02(a) of the Master Service Agreement for the Existing Projects, the Parties may re-allocate the RMB amount in Section 6.02(a) in the Master Service Agreement among the Existing Projects for a particular year, provided that the total amount for all the Existing Projects remains the same for that year (for the avoidance of doubt, Section 6.02(b) of the Master Service Agreement for the Existing Projects shall not be affected).

(b)                                          Master Service Agreement for Future Projects.  For each future Project that Vianet leases and receives master services from the relevant Group Company, Vianet shall (or shall cause its Affiliates to) enter into a master service agreement with such Group Company in such form and substance as mutually agreed upon by the Shareholders with reference to the form mutually agreed upon by the Shareholders for the Existing Projects.

(c)                                           Form of Master Service Agreement.  Each such service agreement so executed shall be referred to as a “Master Service Agreement”.

5.3                                        Form of Sub-Contracting Agreement.  Vianet shall (or shall cause its Affiliates to) enter into a sub-contracting agreement with the relevant Group Company in respect of each of the Existing Projects together with the Master Service Agreement in respect of such Existing Project in such form and substance as mutually agreed upon by the Shareholders for sub-contracting certain services under the Master Services Agreement to Vianet or its Affiliates, with standards of sub-contracting service fees payable by the relevant Group Companies to Vianet or its Affiliates with respect to each Existing Project to be mutually agreed upon by the Shareholders.  For each future Project that Vianet leases in the entirety of such Project and receives master services from the relevant Group Company, Vianet shall have a priority right to be sub-contracted with certain services under the Master Services Agreement under equal terms and conditions, and if Vianet (of its Affiliates) is selected as a sub-contractor pursuant to the preceding sentence, Vianet shall (or shall cause its Affiliates to) enter into a sub-contracting agreement with such Group Company in such form and substance as mutually agreed upon by the Shareholders (any amendment thereto or termination thereof without the prior consent of the Investor or its nominated director shall be deemed as a Material Breach by Vianet).  Each such service agreement so executed shall be referred to as a “Sub-Contracting Agreement”.

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8.                                               REPRESENTATIONS AND WARRANTIES

8.1                                        Mutual Representations and Warranties.  As at the Effectiveness Date, the date of the Original Investment Agreement and each Tranche Closing Date (as defined under the Original Investment Agreement), each Party hereby represents and warrants to the other Parties as follows:-

(a)                                          Incorporation.  It is duly incorporated and validly existing under the laws of the place of its incorporation and it has the requisite power and authority to conduct its business in accordance with its business license, certificate of incorporation, memorandum and articles of association, or similar constitutional documents;

(b)                                          Authority.  It has all requisite power, authority, approval and third-party consent required to enter into this Agreement and other Transaction Documents and has all requisite power, authority, approval and third-party consent to fully perform each of its obligations hereunder and under other Transaction Documents;

(c)                                           Corporate Actions.  It has taken all necessary internal corporate actions to authorize it to enter into this Agreement and other Transaction Documents, and its representative whose signature is affixed hereto is given full authority to sign this Agreement and other Transaction Documents, if applicable; and

(d)                                          No Violation.  Neither the execution of this Agreement and other Transaction Documents, if applicable, nor the performance of its obligations hereunder and thereunder, will conflict with, or result in a breach of, any provision of its constitutional documents, or any law, rule, regulation, authorization, or approval of any Government Entity, or of any contract or agreement to which it is a party or is subject.

8.2                                        Representations and Warranties of VNET and Vianet.

(a)                                          Representations and Warranties of VNET and Vianet.  Each of VNET and Vianet hereby represents and warrants, on a joint and several basis, to the Investor that as at the date of the Original Agreement and each Tranche Closing Date (as defined under the Original Investment Agreement):-

(i)                                              Except as fully and fairly disclosed to the Investor in the Disclosure Schedule (as defined below, with sufficient details to identify the nature and scope of the matter disclosed), each of the statements set forth in Exhibit 8.2(a)(i) is and will be true, accurate and complete;

(ii)                                           All information contained in the Disclosure Schedule is and will be true, accurate and complete; and

(iii)                                        All information relating to Vianet and its assets and/or affairs requested by the Investor and its advisors is contained in the due diligence documents provided by Vianet to the Investor and its advisors prior to the date of the Original Investment Agreement, and in the Original Investment Agreement as well as the Disclosure Schedule.

(b)                                          No Violation of Representations and Warranties.  Each of VNET and Vianet undertakes that it shall:-

(i)                                              Not knowingly do or omit to do any act or thing, which will result in any Material Breach of the warranties and representations made by VNET and Vianet under this Section 8 (Representations and Warranties) or Exhibit 8.2(a)(i), which could have the effect of making any of the foregoing representations or warranties untrue, inaccurate, incomplete or otherwise breached in any material aspect, and promptly notify the Investor in writing upon becoming aware of the same;

(ii)                                           Rectify or cure any breach of any of the representations and warranties made by VNET and Vianet within thirty (30) days after its occurrence (if such a breach is capable of being rectified or cured) or such other period as mutually agreed upon in writing by the Shareholders; and

(iii)                                        On and from the date of the Original Investment Agreement, provide the Investor, its agents and advisors with reasonable access, during normal business hours, to all information and documentation regarding the business and affairs of Vianet, the Group Companies and/or the Projects as the Investor, its agents or advisors may reasonably require by giving reasonable advance notice, except as reasonably determined by Vianet in good faith (A) a refusal to provide the relevant information is necessary as to ensure compliance with any Applicable Law; or (B) provision of the relevant information is reasonably expected to violate the attorney-client privilege, other legal privilege or contractual confidentiality obligations; provided, however, that none of the Investor, its agents and advisors shall use the foregoing information and documentation for purposes not relating to the transactions contemplated hereby or in a way that would render an adverse impact on Vianet or its Affiliates.

9.                                               ADDITIONAL COVENANTS

9.1                                        Further Assurances.  The Parties shall act in good faith to take any and all actions necessary or advisable to consummate the transactions contemplated hereby, including without limitation, to (a) procure that each of the Group Companies and their respective directors, officers and employees shall fulfill their respective obligations under this Agreement and other Transaction Documents; and (b) provide all reasonably necessary and advisable assistance to the Group Companies and the Investor in obtaining all applicable Government Approvals, and complete the transactions contemplated hereby.

9.2                                        Disclosure of Related Party Transactions.  Without prejudice to Section 10.3 (Reserved Matters), each Shareholder (the “Conflicted Shareholder”) hereby covenants to the other Shareholder that any and all transactions (each, a “Related Party Transaction”) between any Group Company, on one hand, and the Conflicted Shareholder or its Affiliates or a Related Party, on the other hand, from and after the date of the Original Investment Agreement will be on an “arms-length” basis, in compliance with Applicable Laws and listing rules and shall be disclosed to the other Shareholder in writing at the end of each calendar quarter.  The Shareholders acknowledge and agree that in relation to any dispute arising from and/or in connection with any Related Party Transaction, the Conflicted Shareholder shall, and shall procure its nominee directors at any Group Company to, abstain from voting on any matter relating to such dispute (including in respect of the enforcement by any Group Company of any of its rights, the defense by any Group Company of any claims against it, and the settlement of any rights or claims).

9.3                                        Confidentiality and Publicity.

(a)                                          Confidentiality.  From the date hereof, each Party shall, and shall cause each Person who is Controlled by such Party to, keep confidential the terms, conditions and existence of this Agreement, any related documentation, the identities of any of the Parties and any other information of a non-public nature received from any other Party or prepared by such Party exclusively in connection herewith or therewith (collectively, the “Confidential Information”) except as the Parties otherwise mutually agree; provided, however, that any Party may disclose the Confidential Information or permit the disclosure of the Confidential Information (i) to the extent required by Applicable Law so long as, where such disclosure is to a Government Entity, such Party shall use all reasonable efforts to obtain confidential treatment of the Confidential Information so disclosed, (ii) to the extent required by the rules of any stock exchange, (iii) to its officers, directors, employees and professional advisors, and in the case of the Investor, its Affiliates, as necessary for the performance of its obligations in connection herewith so long as such Party advises each Person to whom any Confidential Information is so disclosed as to the confidential nature thereof, and (iv) to its investors, prospective investors and any Person otherwise providing substantial debt or equity financing to such Party so long as the Party advises each Person to whom any Confidential Information is so disclosed as to the confidential nature thereof.  Each Party shall ensure that any of the foregoing permitted disclosed Persons to which such Party discloses the Confidential Information shall have the same confidentiality obligation and liability as such Party.

Further, the Investor acknowledges that it is aware that VNET is a NASDAQ listed company and is subject to the securities laws and regulations of the Securities and Exchange Commission of the United States of America (“SEC”). Therefore, the Investor and/or its Subsidiaries that receive non-public information from VNET about VNET will be subject to inside trading provisions under the rules of SEC.

For the avoidance of doubt, the Confidential Information does not include information that (i) was already in the possession of the receiving Party (the “Receiving Party”) before such disclosure by the disclosing Party (the “Disclosing Party”), (ii) is or becomes available to the public other than as a result of disclosure by the Receiving Party in violation of this Section 9.3 (Confidentiality and Publicity) or (iii) is or becomes available to the Receiving Party from a third party not known by the Receiving Party to be in breach of any legal or contractual obligation not to disclose such information to it; and in each case, if the Receiving Party determines that the foregoing information may have any material adverse effect on the Group Companies, the Receiving Party shall immediately notify the other Parties and take reasonable and necessary measures to avoid further disclosure of the foregoing information.

(b)                                          Publicity.  No public announcement or disclosure (including any general announcement to employees, customers or suppliers) will be made by any Party with respect to the subject matter of this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties; provided that the provisions of this Section 9.3(b) (Publicity) shall not prohibit (i) any disclosure required by any Applicable Law (in which case the disclosing Party will provide the other Parties with the opportunity to review and comment in advance of such disclosure if legally permitted and practicable) or (ii) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby.

Each of the Parties shall not, and shall procure that their respective Affiliates will not, without the prior written consent of the other Parties, (i) use in advertising, publicity, or otherwise the name of the other Parties or their respective Affiliates, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the other Parties or their respective Affiliates, or (ii) represent, directly or indirectly, that any product or any service provided by any Group Company has been approved or endorsed by the other Parties or their respective Affiliates.

9.4                                        Compliance.

(a)                                          General Compliance. Saving as set out in the Disclosure Schedule, the Shareholders shall ensure that all activities with respect to each Group Company and the Projects shall be conducted in compliance with respective Applicable Law (including without limitation, the Applicable Laws governing acquisition of land use rights, bidding, auction and listing, and anti-corruption and bribery etc.).

(b)                                          FCPA.  Without limiting the generality of Section 9.4(a) (General Compliance), Vianet shall ensure that none of Vianet/Vianet’s Affiliates (when acting on behalf of the Group Companies), the Investor shall ensure that none of the Investor/the Investor’s Affiliates (when acting on behalf of the Group Companies), and the Shareholders shall ensure that none of the Group Companies, the Group Companies’ Affiliates and the Group Companies directors, officers, agents, employees, Representatives and any other Person associated with or acting on behalf of any of the foregoing (for the purpose of this Section 9.4 (Compliance), any reference to an Affiliate of the Investor shall not include any Affiliate of the Investor that is an investment portfolio entity invested by the Investor or any of its Affiliates):-

(i)                                              makes, gives, offers, promises, or authorizes any financial or other advantage (including any payment, loan, gift or transfer of anything of value), directly or indirectly, either (A) to or for the use or benefit of any Government Official, political party or official thereof, any candidate for political office or another person at the request or with the assent or acquiescence of any of the foregoing or (B) knowing or being aware of a high probability that all or a portion of such financial or other advantage (including any payment, loan, gift or transfer of anything of value) would be offered, given or promised, directly or indirectly, to or for the use or benefit of any Government Official, political party, official thereof, candidate for political office, or another person at the request or with the assent or acquiescence of any of the foregoing, for the purpose of:-

(A)                                        (x) influencing any act or decision of such Government Official, political party, party official, or candidate in his or its official capacity; (y) inducing such Government Official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such Government Official, political party, party official or candidate; or (z) securing any improper advantage; or

(B)                                        inducing such Government Official, political party, party official, or candidate to use his or its influence with any Government Entity to affect or influence any act or decision of such Government Entity in order to assist any of the Group Companies and the Shareholders in obtaining, retaining or soliciting business; or

(ii)                                           engage in any other conduct which would violate the Anti-Bribery Laws.

(c)                                           Licenses and Permits.  Except as disclosed in the Disclosure Schedule and not otherwise provided in this Agreement, Vianet shall be responsible for obtaining all and any applicable license, permit and regulatory approval as required for JV Co 1 and other Group Companies to operate their respective businesses on a standalone basis, including without limitation, serving third party wholesale data center customers.  If such license, permit and regulatory approval cannot be obtained for reasons including but not limited to foreign ownership threshold under applicable laws, Vianet shall (and shall cause its Affiliates to) make alternative arrangements satisfactory to the Shareholders to achieve the same commercial outcome.  The Investor shall provide commercially reasonable assistance.  The Shareholders shall discuss in good faith as to the sharing of any direct cost associated with such alternative arrangements.

(d)                                          Additional Anti-Bribery Covenants.  The Shareholders shall procure that each Group Company shall:-

(i)                                              on or before 30 days after the JV Co 2 Closing Date (as defined under the Original Investment Agreement), adopt, maintain, update and enforce adequate policies and procedures designed to achieve compliance with Anti-Bribery Laws by the Group Company and its Representatives, and these policies and procedures shall: (A) fulfil all requirements imposed by the Anti-Bribery Laws and other Applicable Laws; (B) be in line with customary international best practices applicable to a similarly-situated company (taking into account laws and regulations applicable to companies in which the Investor has made an investment of this size and nature); and (C) be substantially similar to the Investor’s anti-bribery policies or as otherwise agreed to between the Shareholders;

(ii)                                           adopt such further policies and procedures as shall be reasonably required by the Group Company and its direct or indirect Subsidiaries to fulfil its and their own legal and regulatory compliance obligations;

(iii)                                        maintain books, records and accounts that, in reasonable detail, accurately and fairly reflect all of its transactions and dispositions of its assets, and shall maintain a system of internal accounting controls sufficient to provide reasonable assurances that its transactions are executed, its funds are expended, and access to its assets is permitted, only in accordance with its management’s authorization;

(iv)                                       provide anti-bribery trainings at least annually to its directors, officers, agents, employees, Representatives and any other Person associated with or acting on behalf of the Group Companies, including but not limited to those who deal with relationships with government agencies or state-owned enterprises; and

(v)                                          adopt and maintain policies and procedures to ensure the prompt reporting of violations of law or fraud within the Group Company (including by any Representative of the Group Company) and immediately report to the Shareholders such information.

(e)                                           Audit Rights.  Without limiting the generality of Section 10.5 (Information and Inspection Rights of Investor) and in case in relation to the matters set out in Section 9.4(a) (General Compliance), Section 9.4(b) (FCPA) and Section 9.4(d) (Additional Anti-Bribery Covenants), the Shareholders shall procure that each Group Company shall immediately answer in reasonable detail any written or oral inquiry by any of the Shareholders (the “Requesting Shareholder”), and to facilitate the interview of staff employed by the Group Company at any reasonable time specified by the Requesting Shareholder.  The Shareholders shall procure that the Requesting Shareholder, and any independent accountants appointed by any of the Shareholders, shall have the right to review and audit the Group Companies’ books, records, accounts and internal accounting controls, and that the Group Companies shall provide to the Requesting Shareholder such analysis and reports with respect thereof as the Requesting Shareholder may direct.  The Shareholders shall make all reasonable efforts to cooperate with the Requesting Shareholder’s any such review, audit, analysis and report.

9.5                                        Branding.  Subject to applicable laws and listing rules and such terms and conditions as mutually agreed upon by the Parties, VNET and Vianet will allow, and cause their respective Affiliates to allow, the Group Companies to use the intellectual property right (including without limitation, any brands, business names, logos, trademarks and copyrights) of VNET, Vianet and their respective Affiliates.  Notwithstanding the foregoing, the Shareholders hereby agree and acknowledge that the Group Companies shall develop and build their own intellectual property rights (including without limitation, any brands, business names, logos, trademarks and copyrights) which are distinct from those of VNET, Vianet and their respective Affiliates.

9.6                                        Covenants.  Vianet undertakes that Vianet shall, and shall cause its Affiliates to, at the cost of the applicable Group Companies, complete all the matters, actions and transactions provided in Exhibit 9.6 within the applicable time limits respectively set forth therein or such other time as agreed upon by the Shareholders.  The Investor shall provide commercially reasonable assistance as requested by Vianet.

9.7                                        Financing.  The Shareholders shall use commercially reasonable efforts to use leverage on JV Co 1 and its Subsidiaries in order to maximize the economic returns of the Shareholders.

9.8                                        U.S. Tax Matters.  The Parties shall procure that JV Co 1, PropCo 1, together with any other Group Companies shall use commercially reasonable Best Efforts to assist WP in (1) determining annually whether any of the Group Companies is a passive foreign investment company (“PFIC”) within the meaning of IRC Section 1297 and the Treasury Regulations promulgated thereunder, (2) providing WP with any information necessary for WP to comply with annual reporting requirements in respect of such PFIC, (3) obtaining (i) PFIC Annual Information Statements as described in Treasury Regulation Section 1.1295-1(g)(1) so as to permit WP (or its direct or indirect investors) to timely make and maintain at all times a qualified electing fund election in accordance with IRC Section 1295 or (ii) information necessary to make a mark-to-market election on the PFIC in accordance with IRC Section 1296.  The aforesaid assistance is limited to providing necessary information or documents to WP for it to comply with obligations in respect of PFIC, and shall under no circumstances be taken as agreement to submit or file any documents to any U. S. government authorities on behalf of WP.

10.                                        CORPORATE GOVERNANCE

10.1                                 Board and Officers.  The Shareholders hereby agree that:-

(a)                                          Directors and Supervisors.

(i)                                              The board of each of JV Co 1 and its Subsidiaries shall consist of five (5) directors, three (3) of which shall be appointed, removed or replaced (with or without cause) by Vianet and the other two (2) of which shall be appointed, removed or replaced (with or without cause) by the Investor.  A director appointed by Vianet shall be appointed as the Chairman of the board of each of JV Co 1 and its Subsidiaries, who shall not have any casting vote.  The Investor shall be entitled to appoint a person to be an observer with rights to attend and participate and speak (but not vote) in all meetings of the board of each of JV Co 1 and its Subsidiaries, and rights to receive all notices, agenda, papers and other documents and information as if such person were a director of each of JV Co 1 and its Subsidiaries.

(ii)                                           Notwithstanding the foregoing, if any Shareholder’s Shareholding Percentage in JV Co 1 is diluted pursuant to the provisions of this Agreement or other Transaction Documents, such Shareholder’s corporate governance rights with respect to JV Co 1 and its Subsidiaries shall be adjusted according to the resultant dilution such that the number of directors that it can appoint to the board of JV Co 1 and its Subsidiaries will remain directly proportional to its Shareholding Percentage in JV Co 1.  For the avoidance of doubt, if either Shareholder holds more than 60% of the then issued and outstanding shares in JV Co 1, the board of JV Co 1 shall be enlarged to consist of six (6) directors, four (4) of which shall be appointed, removed or replaced by such Shareholder and the other two (2) of which shall be appointed, removed or replaced by the other Shareholder.

(iii)                                        Each onshore Group Company shall have two (2) supervisors, one (1) of which shall be appointed, removed or replaced (with or without cause) by Vianet; and the other one (1) of which shall be appointed, removed or replaced (with or without cause) by the Investor.  To the extent permitted by Applicable Law, the general manager of an onshore Group Company shall act as the legal representative of such onshore Group Company.

(b)                                          Senior Executives.  Either Shareholder may recommend suitable candidate for appointment as any of the senior executives of each Group Company (including without limitation the roles of chief executive officer and chief financial officer of JV Co 1 and general manager of each Group Company), subject to the approval of the board of directors of JV Co 1.  Notwithstanding the foregoing, (i) Vianet shall be entitled to nominate the general manager of each Group Company, who shall be subject to the approval of the board of directors of JV Co 1; and (ii) the Investor shall be entitled to nominate the chief financial officer of each Group Company, who shall be subject to the approval of the board of directors of JV Co 1 and shall (A) have authority over any and all bank accounts of the Group Companies, (B) have any other rights to ensure that the Investor or the Investor Directors may exercise their respective rights in respect of the Reserved Matters, and (C) have responsibility for compliance, including but not limited to anti-corruption compliance, and authority to report directly to the board, including but not limited to making reports on anti-corruption compliance to the board on at least an annual basis; and (iii) each Shareholder may request to dismiss the legal representative or other Key Management of any Group Company if such legal representative or Key Management commits any Misconduct Event and the Shareholders shall take any and all actions to effectuate any dismissal requested by the requesting Shareholder.  The replacement for the dismissed legal representative or other Key Management of the applicable Group Company shall be nominated and approved following the normal procedures for the nomination and approval of such position as provided in this Section 10.1(b) (Senior Executives).

(c)                                           Investor Director.  Immediately prior to an IPO or REIT, the Shareholders shall act in good faith with relevant advisors and regulatory authorities to replace the corporate governance procedures described in this Section 10 (Corporate Governance) with such procedures and practices that are consistent with the regulatory and listing requirements of the stock exchange on which JV Co 1 will be listed.  Subject to the relevant rules and regulations, in the event any or all of the Investor’s rights set forth herein are terminated, the Shareholders acknowledge that the Investor (or its permitted assignee or successor) shall continue, to the extent permissible under Applicable Law and applicable listing rules, to be entitled to appoint at least one (1) member to the board of JV Co 1 after an IPO or REIT.

(d)                                          Appointment.  The Shareholders shall, and shall procure each Group Company to, take any and all necessary actions to duly appoint the director(s) respectively selected by the Shareholders to the board of the relevant Group Company pursuant to this Section 10 (Corporate Governance), including adoption of the relevant shareholder or board resolutions and obtaining all necessary Governmental Approvals.

10.2                                 Board Meetings and Rights of Shareholders.

(a)                                          Board Meetings.  A board meeting of each Group Company may be called by the Chairman of the board of the applicable Group Company or any of the Investor Directors with a prior written notice to all the other directors of the applicable Group Company specifying the date, time, venue and agenda for such board meeting.  Such notice must be sent at least seven (7) days prior to the proposed board meeting or such shorter notice period as mutually agreed upon by all directors of JV Co 1.  Except otherwise provided herein and subject to Section 10.3 (Reserved Matters), resolutions of the board of each Group Company shall be passed by a simple majority at a duly convened meeting.

(b)                                          Quorum.  The quorum of a board meeting of each Group Company shall be four (4) directors present in person or by proxy.

The Shareholders shall use their respective commercially reasonable efforts to ensure that the director(s) respectively appointed by them attend the board meetings.  If a quorum is not present within an hour from the time specified for a board meeting, such board meeting shall be re-scheduled and a notice specifying the date, time and venue of a re-scheduled board meeting (the “First Re-scheduled Meeting”) must be sent to all the directors of the applicable Group Company at least seven (7) days prior to the proposed First Re-scheduled Meeting or such shorter notice period as mutually agreed upon by all of the directors.

If at the First Re-scheduled Meeting after all the meeting notices have been duly served, a quorum is still not present within an hour from the specified time of the First Re-scheduled Meeting, the First Re-scheduled Meeting shall be further re-scheduled and another notice specifying the date, time and venue of a further re-scheduled board meeting (the “Second Re-scheduled Meeting”) must be sent to all the directors of the applicable Group Company at least seven (7) days prior to the proposed Second Re-scheduled Meeting or such shorter notice period as mutually agreed upon by all of the directors.

If at the Second Re-scheduled Meeting after all the meeting notices have been duly served, a quorum is still not present within an hour from the specified time of the Second Re-scheduled Meeting, those directors present shall be deemed a quorum and may transact the business for which the original board meeting was originally convened.

For the avoidance of doubt, the foregoing board meeting, the First Re-scheduled Meeting and the Second Re-scheduled Meeting shall be the same board meeting with the same meeting topics and agenda.  A board meeting with a different topic or agenda shall be deemed as a separate board meeting and the foregoing provisions shall apply separately.

(c)                                           Frequency.  Subject to Section 10.2(a) (Board Meetings), the board of each Group Company shall meet not less than quarterly.

(d)                                          Written Resolutions.  Subject to Applicable Laws, anything which may be done by resolution of the directors of any Group Company may, without a meeting and without any previous notice being required, be done by resolution in writing signed by (and thereby signifying their approval thereof) all such directors of the relevant Group Company whose affirmative vote is necessary for passing a resolution at a duly convened meeting (counting all directors of the relevant Group Company as present).

(e)                                           Chairman.  The Chairman shall act as the chairman at all meetings of the board of the applicable Group Company at which the Chairman is present.  In the absence of the Chairman, any other director designated by the Chairman shall be entitled to act as the chairman in his place at the meeting.  If the Chairman fails to make such designation, a chairman shall be appointed or elected by a simple majority of the directors of the applicable Group Company present at the meeting.

(f)                                            Participation.  The directors of each Group Company may participate in any meeting of the board of the applicable Group Company by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.  Any Investor Director may require an interpreter to be present at a board meeting at the cost of the relevant Group Company.

(g)                                           Annual Business Plan and Budgets.  On or before 15 November of a given year, the board of the JV Co 1 shall prepare an annual business plan and budget for JV Co 1 and its Subsidiaries for the succeeding year on the basis of the principles set out in Schedule B (each an “Annual Business Plan and Budget”), which shall include without limitation, the consolidated operating budget, budget of capital expenditures, and strategic plan for the Group Companies for the succeeding fiscal year.  The Annual Business Plan and Budget shall be drafted and discussed by all members of the board of JV Co 1, and all comments from all such members shall be reflected therein.  The Annual Business Plan and Budget drafted by the board shall be subject to review and approval by the shareholders meeting of JV Co 1, which approval shall be granted on or before 15 December of that given year when the applicable Annual Business Plan and Budget is presented to the shareholders meeting of JV Co 1 for review and approval.  The foregoing arrangements with respect to the Annual Business Plan and Budget shall remain in place notwithstanding any subsequent investment in JV Co 1 after the JV Co 2 Closing, unless otherwise mutually agreed upon by the Shareholders.  The first Annual Business Plan and Budget shall be submitted to and approved by the shareholders meeting of JV Co 1 as soon as practical prior to the last Tranche Closing Date (as defined under the Original Investment Agreement).

(h)                                          Rights of Shareholders.  The shareholders of each Group Company shall have the right to receive notice of, attend, speak and vote at any meeting of the shareholders of the applicable Group Company.  The shareholders of the applicable Group Company shall be able to vote according to their then ownership interests in the applicable Group Company, with its voting percentage equal to their then shareholding percentage (on a fully diluted basis) in the applicable Group Company.  Except otherwise provided herein and subject to Section 10.3 (Reserved Matters) and Applicable Laws, resolutions of the shareholders meeting of JV Co 1 shall be passed by a simple majority at a duly convened shareholders meeting.

10.3                                 Reserved Matters.  Without any prejudice to the Investor’s rights and interests hereunder, the Shareholders shall procure that no Group Company shall, without the prior written consent of both the Shareholders (or if permitted under Applicable Laws, the unanimous approval of all directors of the board of a Group Company expressly in respect of a specific Reserved Matter), take any of the actions set forth in Exhibit 10.3 (the “Reserved Matters”), provided that, where the approval of one of the Shareholders has not been obtained, then at a meeting at which such matter is considered, such Shareholder shall, in such vote, have such number of votes as equal to the Shareholder who voted in favor of the resolution plus one (as applicable).

10.4                                 Key Management.  The Shareholders shall: (i) procure that the chief executive officer (or general manager, as applicable) and the chief financial officer of each Group Company (except Josh Chen) enter into employment contracts with the applicable Group Company in form and substance as unanimously approved by the board of JV Co1 (each an “Employment Contract”); and (y) procure the department heads of each Group Company (if any) enter into employment contracts with the applicable Group Company, which employment contracts may vary, in form and substance, from the Employment Contract (including without limitation, in terms of non-solicitation and non-competition clauses); provided, however, that such variation shall be subject to unanimous approval by the board of JV Co 1.  The Shareholders shall cause each member of Key Management shall:-

(a)                                          be an employee of a Group Company (except Josh Chen);

(b)                                          not work, whether formally or informally, for any other Person that is not a Group Company; and

(c)                                           comply with the terms of his or her Employment Contract with the applicable Group Company and the Applicable Laws.

10.5                                 Information and Inspection Rights of Investor.  Subject to compliance with Applicable Laws and listing rules, the Investor shall be entitled to the information and inspection rights set forth in Exhibit 10.5.

11.                                        TRANSFER RESTRICTIONS

11.1                                 Restrictions on Transfer. Unless otherwise provided under this Agreement or other Transaction Documents, none of the Shareholders may Transfer its shares in JV Co 1 without the prior written consent of the other Shareholder until the earlier of (a) the expiration of five (5) years following the first Tranche Closing Date (as defined under the Original Investment Agreement), or (b) the occurrence of an IPO or REIT.

11.2                                 Permitted Transfers.  The restrictions on Transfer set forth in this Section 11 (Transfer Restrictions) shall not apply to the following Transfers (each such Transfer, a “Permitted Transfer”):-

(a)                                          Any Transfers by any Shareholder to one or more of its Affiliates; provided that (i) the Transfer otherwise complies with Section 11.7 (Deed of Adherence) where applicable; (ii) in the event such transferee would no longer qualify as an Affiliate of such Shareholder, such transferee shall immediately Transfer the shares in JV Co 1 to such Shareholder or to an Affiliate of such Shareholder; and (iii) in the event of any such Transfer in accordance with this Section 11.2 (Permitted Transfer), such Shareholder shall provide prompt notice of such Transfer to the other Shareholders and JV Co 1;

(b)                                          Any Transfer of any share, equity or other interest in any direct or indirect shareholder or investor of WP; or

(c)                                           Any Transfers by the Investor pursuant to Section 13 (Exit).

11.3                                 Right of First Offer.  Subject to Section 11.1 (Restrictions on Transfer), Section 11.2 (Permitted Transfers) and Section 13 (Exit):-

(a)                                          Sale Notice.  If a Shareholder (the “Transferring Shareholder”) intends to Transfer all or any portion of the shares owned by such Transferring Shareholder (such Shares to be Transferred, the “Subject Shares”) in JV Co 1, the Transferring Shareholder shall give a written notice (the “Sale Notice”) to the other Shareholder (the “Non-Transferring Shareholder”) offering to sell all (but not less than all) of the Subject Shares to the Non-Transferring Shareholder, which notice shall set forth the price on which the Transferring Shareholder is willing to sell the Subject Shares (and, if the Transferring Shareholder has received any proposal from a potential transferee for the Transfer of the Subject Shares, the terms and conditions of such proposal and the identity of such potential transferee).  For a period of forty-five (45) days following the Non-Transferring Shareholder’s receipt of such notice (the “ROFO Negotiation Period”), the Transferring Shareholder and the Non-Transferring Shareholder shall negotiate in good faith with each other the terms and conditions upon which such Non-Transferring Shareholder may acquire all (but not less than all) of the Subject Shares from the Transferring Shareholder.  During the ROFO Negotiation Period, the Transferring Shareholder may not engage in any negotiation or discussion with any potential transferee with respect to the Subject Shares other than the Non-Transferring Shareholder.

(b)                                          Completion Period.  In the event the Transferring Shareholder and the Non-Transferring Shareholder reach an agreement with respect to all of the Subject Shares within the ROFO Negotiation Period, (i) within twenty-one (21) days after the date of the foregoing agreement, the foregoing Non-Transferring Shareholder shall pay to the Transferring Shareholder a non-refundable deposit in an amount of 10% of the transfer price set forth in the Sale Notice; and (ii) the relevant Shareholders shall enter into a share transfer agreement and an instrument of transfer and complete the Transfer of all of the Subject Shares within Forty-five (45) days of entry into such agreement (subject to extensions of up to 120 days as required to obtain requisite regulatory approvals) (the “ROFO Completion Period”).

(c)                                           Sale at Liberty.  In the event (i) no agreement in writing with respect to all of the Subject Shares is reached between the Transferring Shareholder and the Non-Transferring Shareholder within the ROFO Negotiation Period, or (ii) such an agreement is reached but the Transfer contemplated thereunder fails to be completed within the ROFO Completion Period, then the Transferring Shareholder (unless the Transferring Shareholder causes the Transfer in this Section 11.3(c)(ii) to fail to be completed) shall be entitled to engage in negotiations and discussions with any potential third party transferee, and to sell all (but not less than all) of the Subject Shares at a price not less than the price set forth in the Sale Notice within a period of 120 days (subject to extensions of up to 120 days as required to obtain requisite regulatory approvals) following the end of the ROFO Negotiation Period or the ROFO Completion Period, as applicable.

(d)                                          Vianet’s Designation.  In the case of the Investor being the Transferring Shareholder, Vianet may designate Josh Chen, Tus-Holdings Co., Ltd. (启迪控股股份有限公司) or any other party to exercise the right of first offer provided under this Section 11.3 (Right of First Offer)

11.4                                 Tag-along Right.  Without any prejudice to Section 11.1 (Restrictions on Transfer) through 11.3 (Right of First Offer), if Vianet proposes to Transfer its shares in JV Co 1, in whole or in part, the Investor shall have the tag-along right pursuant to the following:-

(a)                                          Tag-Along.  The Investor shall have the right to participate in the proposed Transfer by Vianet to sell all or part of its shares in JV Co 1, on the same terms and subject to the same conditions as specified in the Sale Notice issued by Vianet pursuant to Section 11.3 (Right of First Offer), by issuing to Vianet a written notice (the “Tag-Along Notice”) within one (1) month after Investor’s receipt of the Sale Notice.  The Tag-Along Notice shall specify the series and number of shares of JV Co 1 which the Investor elects to sell.  Unless the third party buyer of the shares to be Transferred by Vianet agrees to purchase more shares held by the Investor, the number of shares in JV Co 1 that can be sold by the Investor shall not exceed the total number of shares to be Transferred to such third party buyer multiplied by the Shareholding Percentage of the Investor in JV Co 1.

(b)                                          Procurement.  Vianet shall procure that:-

(i)                                              All of the relevant parties to the Transfer shall execute such additional documents as may be necessary or appropriate to effectuate such Transfer;

(ii)                                           Vianet shall not Transfer any share in JV Co 1 to the foregoing proposed transferee unless and until the proposed transferee has purchased all of the shares set forth in the Tag-Along Notice from the Investor and the corresponding share purchase price has been paid to the Investor in full; and

(iii)                                        The closing of the Transfer of shares held by the Investor in JV Co 1 shall occur prior to or simultaneously with the closing of the Transfer of shares held by Vianet.

11.5                                 No Indirect Transfer.  The Parties agree that the Transfer restrictions in this Section 11 (Transfer Restrictions) may not be avoided by and shall be applied to any Transfer of the shares (or other equity interests) in any direct or indirect shareholder of JV Co 1.  Any Transfer of any shares (or other equity interests) in a direct or indirect shareholder of JV Co 1 in violation of this Section 11 (Transfer Restrictions) shall be null and void and shall be deemed to be a breach of this Section 11 (Transfer Restrictions) by the relevant direct shareholder of JV Co 1.

11.6                                 Ceasing to Apply.  For the avoidance of doubt, any and all restrictions in respect of Transfer by the Investor under this Section 11 (Transfer Restrictions) shall cease to apply with immediate effect upon the earlier of (a) an IPO or REIT; or (b) the occurrence of any of the exit events set forth in Section 13 (Exit).

11.7                                 Deed of Adherence.  No direct Transfer of any share in JV Co 1 shall be made, unless the Person to whom any such share is directly Transferred or issued shall first have executed and delivered a Deed of Adherence in the form set out in Exhibit 11.7.  The Shareholders agree to extend the benefit of this Agreement to any Person who acquires shares in JV Co 1 in accordance with this Agreement and enters into a Deed of Adherence in the form set out in Exhibit 11.7, but without prejudice to the continuation inter se of the rights and obligations of the original Shareholders to this Agreement and all other Persons who have entered into such a Deed of Adherence.

11.8                                 Compliance of Restrictions.  The Parties shall, and shall procure their respective Affiliates and the relevant directors thereof to fully comply with the restriction provided in this Section 11 (Transfer Restrictions).

12.                                        IPO OR REIT

12.1                                 IPO or REIT.  The Parties shall use their commercially reasonable efforts to procure that JV Co 1 achieve (a) an initial public offering (“IPO”); or (b) listing of JV Co 1 and/or its assets as a real estate investment trust (“REIT”) with location and other terms and conditions to be mutually agreed upon by the Shareholders in writing, in each case by the end of five (5) years (or any other time period mutually agreed to by the Shareholders in writing) following the first Tranche Closing Date (as defined under the Original Investment Agreement).

12.2                                 Alternative.  Subject to Applicable Laws, the Shareholders shall use good faith and their respective Best Efforts to entitle the Investor to the corresponding economic rights and benefits as well as contractual protections that are commensurate with those available to the Investor hereunder to the fullest extent permitted by law should any of such the rights, benefits or protections of the Investor as contemplated by this Agreement and other Transaction Documents are found to be unacceptable by the relevant stock exchange or other relevant Government Entities or institutions.

13.                                        EXIT

If: (a) neither an IPO nor a REIT of JV Co 1 and/or its assets occurs by the end of four (4) years (or any other time period mutually agreed to by the Shareholders in writing) after the execution date of the Restructuring Agreement, then, at any time after expiry of the foregoing four (4) years (or any other time period mutually agreed to by the Shareholders in writing); (b) any Material Breach under this Agreement or other Transaction Documents or any RA Material Breach occurs; or (c) JV Co 4 fails to undertake any new Project for a period of any consecutive twenty-four (24) months following the JV Co 4 Establishment Date (as defined under the Restructuring Agreement), then the Investor shall be entitled to, in its sole discretion, exit from its investments in the Group Companies via one or more of the following exit mechanisms:-

13.1                                 Investor’s Marketing Right.

(a)                                          Investor’s Sale Notice.  The Investor shall be entitled to give a Sale Notice to Vianet pursuant to Section 11.3(a) (Sale Notice) and Vianet shall be entitled to the right of first offer pursuant to the provisions of Section 11.3 (Right of First Offer).

(b)                                          Negative Decision Notice.  If (i) Vianet elects not to exercise its right of first offer pursuant to Section 11.3 (Right of First Offer); or (ii) Vianet fails to pay the non-refundable deposit pursuant to the provisions of Section 11.3(b) (Completion Period), then, the Investor is at liberty to Transfer the Investor’s Subject Shares to any third party, at a price no less than the price set forth in the Investor’s Sale Notice.

13.2                                 Share Swap with Vianet ListCo.

(a)                                          Share Swap Right.  If Vianet or any of its Affiliates including VNET (“Vianet ListCo”) remains a listed company or achieves another initial public offering, the Investor shall have an option (the “Share Swap Right”), by serving a written notice (the “Share Swap Notice”) to Vianet, to compel an injection of all or part of the shares held by the Investor in JV Co 1 (the “Swap Shares”) into Vianet ListCo through a share swap (the “Share Swap”) pursuant to the provisions of Section 13.2(b) (Share Swap), subject to regulatory approval and approval by the shareholders (and/or board, as may be required by Applicable Laws) meeting of Vianet ListCo.

(b)                                          Share Swap.  Upon receipt of the Share Swap Notice, Vianet shall cause Vianet ListCo to purchase any and all of the Swap Shares in consideration of new shares to be issued by Vianet ListCo to the Investor, the number of which shall be calculated based on the respective fair market value of JV Co 1 determined pursuant to the provisions of Section 13.4(b) (Dissolution Exit) and the then actual publicly traded share price of Vianet ListCo.

13.3                                 Trade Sale.  Upon the consent of the Shareholders, the Shareholders shall appoint an investment bank of international repute to procure a sale by JV Co 1 of all or substantially all of its assets and undertakings (whether by way of a share sale, an asset sale or a combination of both) at a valuation acceptable to the Shareholders, and the Shareholders shall extend all necessary cooperation and assistance to facilitate the sale (including providing assistance to the potential purchasers and their advisers in the conduct of any due diligence investigation in respect of the JV Co 1 Group Companies).  Upon completion of the trade sale, the Shareholders shall take the necessary steps to distribute the sale proceeds from the sale of JV Co 1 to the Shareholders on a pro rata basis pursuant to their respective then-current Shareholding Percentages in JV Co 1.

13.4                                 Dissolution Exit.

(a)                                          Dissolution Notice.  The Investor may (but is not obligated to), in its sole discretion, elect to exit (the “Dissolution Exit Option”) from its investment in JV Co 1 pursuant to Section 13.4(b) (Dissolution Exit) by serving a written notice to Vianet (the “Dissolution Notice”).  For the avoidance of doubt, any sale or transfer in connection with the exercise of the Dissolution Exit Option shall not be subject to the Transfer restrictions set forth in Section 11 (Transfer Restrictions).

(b)                                          Dissolution Exit.  After serving the Dissolution Notice, the Investor may arrange for the fair market value of JV Co 1 to be determined as follows:-

(i)                                              Each of the Shareholders shall appoint an Appraiser within five (5) days after the date of service of the Dissolution Notice to each determine the fair market value of JV Co 1, based on the principles set forth in Exhibit 12.3(b) (assuming the principal of the entrustment loans extended to the Shareholders pursuant to the Restructuring Agreement and the interest accrued thereon have been repaid in full);

(ii)                                           The Appraisers shall submit a valuation report setting out the fair market value within one (1) month of their respective appointment; and

(iii)                                        The fair market value of JV Co 1 shall be the arithmetic average of the fair market values submitted by the two (2) Appraisers.

The Shareholders shall (and shall cause the JV Co 1 Group Companies to) provide the Appraisers with all information reasonably required for the purposes of determining the fair market value of JV Co 1.  The cost of such appraisal shall be paid and borne by JV Co 1.

(c)                                           Within thirty (30) Business Days after the fair market value of JV Co 1 is determined pursuant to the provisions of Section 13.4(b) (the “Exit Put/Call Exercise Period”),

(i)                                    WP is entitled to, by serving a written notice to Vianet (the “WP Put Notice”), require Vianet to purchase all (but not less than all) the shares then held by WP in JV Co 1 (the “WP Put Shares”) at a price equal to the product of such fair market value multiplied by WP’s then Shareholding Percentage in JV Co 1 (the “WP Put Price”), and Vianet shall be obligated to purchase all the WP Put Shares at the WP Put Price, which WP Put Price shall be paid by Vianet to an account designated by WP no later than twenty (20) Business Days after delivery of the WP Put Notice; and

(ii)                                 Vianet is entitled to, by serving a written notice to Vianet (the “Vianet Call Notice”), require WP to sell all (but not less than all) the shares then held by WP in JV Co 1 (the “Vianet Call Shares”) at a price equal to the product of such fair market value multiplied by WP’s then Shareholding Percentage in JV Co 1 (the “Vianet Call Price”), and WP shall be obligated to sell all the Vianet Call Shares at the Vianet Call Price, which Vianet Call Price shall be paid by Vianet to an account designated by WP no later than twenty (20) Business Days after delivery of the Vianet Call Notice.

If (x) neither WP exercises the foregoing WP Put Option nor Vianet exercises the foregoing Vianet Call Option within the Exit Put/Call Exercise Period or (y) each Shareholder indicates in writing that it will not exercise the WP Put Option or the Vianet Call Option, as applicable (and if the circumstances described in this item (y) occurs, the Exit Put/Call Exercise Period shall be deemed as early terminated upon such occurrence), WP shall be entitled to trigger the asset distribution pursuant to Section 13.4(d) (Asset Distribution) immediately upon the expiry or early termination (whichever is earlier) of the Exit Put/Call Exercise Period.  For the avoidance of doubt, WP shall not be allowed to trigger the asset distribution under Section 13.4(d) (Asset Distribution) during the Exit Put/Call Exercise Period (or the early terminated Exit Put/Call Exercise Period, as applicable).

(d)                                          Asset Distribution.  The Shareholders may initiate the break-up of JV Co 1 (the “Dissolution Exit”) and shall take turns to select Project Companies to be transferred to itself or its Affiliates until each of the Shareholders (or their respective Affiliates, as applicable) receives its share in the fair market value of JV Co 1 (assuming the principal of the entrustment loans extended to the Shareholders pursuant to the Restructuring Agreement and the interest accrued thereon have been repaid in full) based on its Shareholding Percentage in JV Co 1; provided, however, that (i) the Investor shall have the right to the first selection, and Vianet shall have the right to the second selection; and (ii) the Investor shall be entitled to a priority to be distributed all available cash of JV Co 1.  If, after completion of the foregoing selection, there is any shortfall between the fair market value of the Project Companies selected by any Shareholder and the amount that should be distributed to such Shareholder pursuant to this Section 13.4(d) (Asset Distribution), such shortfall shall be made up for in cash by the other Shareholder that receives any excess distribution.  The Shareholders shall use their respective Best Efforts to cause the transfer or disposal of each Project Company to be completed within 180 days after the date of service of the Dissolution Notice.

13.5                                 Amendment to MSA upon WP’s Exit.  The Parties acknowledge and agree that upon WP’s exercise of its exit rights with respect to its investment in JV Co 1 pursuant to this Section 13 (Exit), WP shall use commercially reasonable efforts to procure the Master Service Agreement between the relevant Project Company and Vianet’s relevant Affiliate be amended to allow such Project to satisfy the requirements of VNET’s finance lease accounting treatment, provided that the amendments will not impose any negative economic impact on the relevant Project Company (including any additional Tax burden), nor impair the marketability or value of the Projects upon WP’s (or its Affiliates’) direct or indirect sale thereof via sale of shares, asset sale or a combination of both (comparing to the situation where there is no amendment to satisfy the finance lease treatment).

13.6                                 Actions to Effectuate Investor’s Exit.  Vianet shall, and shall cause its Affiliates, appointed directors, permitted successors, transferees or assignees to, procure the Group Companies take any and all necessary actions to effectuate the Investor’s exit pursuant to the provisions hereof.

13.7                                 Late Payment Fee.  If either Shareholder fails to pay to the other Shareholder any due and payable amount in a timely manner under this Section 13 (Exit), such default Shareholder shall pay to the other Shareholder a late payment fee at a daily interest rate of 0.05%.

13.8                                 Taxes.  Without prejudicing the rights and interests of the Investor under this Section 13 (Exit), each Shareholder shall pay and bear the Taxes arising from or in connection with the exit mechanism set forth in this Section 13 (Exit) payable by said Shareholder pursuant to the Applicable Law; provided, however, that the Shareholders shall use their respective Best Efforts to ensure that the exit mechanism set forth in this Section 13 (Exit) be implemented in a most tax-efficient way.

14.                                        INDEMNITY

14.1                                 Survival of Representations and Warranties.  The representations and warranties of the Parties in this Agreement and any certificate delivered pursuant hereto shall survive the JV Co 2 Closing (as defined under the Original Investment Agreement) and the completion of the transactions contemplated hereby.

14.2                                 General.  If there occurs any misrepresentation, breach of warranty, breach of covenant, or other violation by any Party under this Agreement or any other Transaction Documents, such Party shall indemnify and hold harmless other Parties, their respective Affiliates, together with the senior management, directors, employees thereof, from and against any and all Indemnifiable Losses suffered by such other Parties, such Affiliates, such senior management, directors or employees, directly or indirectly, in relation to the foregoing.

14.3                                 Indemnity by Vianet.  Without prejudice to the generality of Section 14.2 (General), Vianet shall indemnify the Investor and its Affiliates against any and all Indemnifiable Losses suffered by the Investor and its Affiliate arising out of or in connection with the matters set forth in Exhibit 14.3 due to Vianet’s fault as soon as commercially reasonable (but in no event later than forty-five (45) days) after the occurrence of the foregoing Indemnifiable Losses.  For the avoidance of doubt, each of the following shall be deemed as “due to Vianet’s fault”: (a) there is any violation of Applicable Laws by Vianet, the Group Companies or their respective Affiliates; and (b) there is any breach of any binding contract, agreement or other document in connection with the matters set forth in Exhibit 14.3 by Vianet, the Group Companies or their respective Affiliates.

In the event any Group Company suffers any Indemnifiable Loss that gives rise to or otherwise entitles the Investor and/or its Affiliates to any indemnification by Vianet hereunder, Vianet shall have the right to either (i) indemnify such Group Company for the entire amount of the Indemnifiable Loss suffered by such Group Company or (ii) indemnify the Investor (or, at the Investor’s sole and absolute discretion, an Investor’s designee) for the proportion of the Indemnifiable Loss that is proportionate to the Investor’s direct or indirect shareholding percentage in such Group Company.

14.4                                 Non-Exclusive.  The foregoing indemnity provisions are not in derogation of other contractual and statutory remedies and rights any Party may have under this Agreement, other Transaction Documents and Applicable Law.  For the avoidance of doubt, no Party is entitled to any repetitive payment and indemnity arising from or in relation to the same breach or default by any other Party.

15.                                        TERMINATION

15.1                                 Termination of Agreement.  This Agreement may be terminated:-

(a)                                          by all the Parties upon their unanimous written consent;

(b)                                          by the Investor if the Investor elects to exercise the Dissolution Exit Option pursuant to Section 13.4 (Dissolution Exit);

(c)                                           by the Investor if there is a Material Breach;

(d)                                          by Vianet if there is an Investor Material Breach;

(e)                                           by any Shareholder upon the winding up of JV Co 1 and completion of the distribution of proceeds, if any, from such winding up;

(f)                                            with respect to a Shareholder, upon the date on which such Shareholder ceases to hold any shares in JV Co 1; provided, however, that such Shareholder’s cessation to hold any shares shall not be a breach of this Agreement;

(g)                                           by any Shareholder upon the successful completion of an IPO or REIT of JV Co 1 or any of its Subsidiaries; or

(h)                                          by either Shareholder if any Government Entity having relevant jurisdiction or power mandatorily requires that the transactions contemplated hereby be terminated and the Shareholders fail to resolve such requirement by such Government Entity after using Best Efforts within 180 days after the date of such requirement by such Government Entity.

15.2                                 Effects of Termination.  If this Agreement is terminated pursuant to the provisions of Section 15.1 (Termination of Agreement):-

(a)                                          No Further Effect.  This Agreement shall become invalid and have no further effect; provided, however, that termination of this Agreement (howsoever occasioned) shall not affect any accrued rights or liabilities to any Shareholder, nor shall it affect the effect of any provision hereof which is expressly or by implication intended to come into or continue in force on or after such termination, including those sections set out in Section 15.3 below;

(b)                                          Termination of Ancillary Agreements.  The Parties hereby agree that they shall take any and all necessary actions to terminate any ancillary agreements entered into in connection with this Agreement; and

15.3                                 Survival.  Notwithstanding any other provisions, the provisions of Section 9.3 (Confidentiality and Publicity), Section 13 (Exit), Section 14 (Indemnity), this Section 15 (Termination) and Section 16 (Miscellaneous) shall survive any expiration or termination of this Agreement.

16.                                        MISCELLANEOUS

16.1                                 Taxes and Expenses.

(a)                                          Taxes.  Each of the Parties shall bear all Taxes arising from the transactions contemplated hereby pursuant to the requirements of Applicable Laws.

(b)                                          Expenses.  In the event that the transactions contemplated hereby are not consummated, each of the Parties shall bear its own due diligence costs, advisory fees and costs and expenses incurred in connection with their respective negotiation and preparation of this Agreement and any other related agreements.

(c)                                           Reimbursement.  In the event that the transactions contemplated hereby are consummated, the Group Companies shall pay to each of the Shareholders their respective reasonable due diligence costs, advisory fees and costs and expenses incurred in connection with their respective negotiation and preparation of this Agreement and any other related agreements, which are subject to a cap of US$500,000 for each of the Shareholders.  The Shareholders shall provide the Group Companies with valid invoices to support the foregoing reimbursements.

16.2                                 Binding Effect; Assignment.  This Agreement shall be binding upon and shall be enforceable by each Party, its successors and permitted assigns.  Subject to Section 11.2 (Permitted Transfers), no Party may assign any of its rights or obligations hereunder without the prior written approval of the other Parties.

16.3                                 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong without regard to conflict of laws principles thereunder.

16.4                                 Dispute Resolution.

(a)                                          Dispute.  Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Center (“HKIAC”) in accordance with the HKIAC Administrated Arbitration Rules (the “Rules”) in effect when the Notice of Arbitration is submitted, which Rules are deemed to be incorporated by reference into this Section 16.4 (Dispute Resolution).  The seat of arbitration shall be Hong Kong.  Before resolving the Dispute by way of arbitration as provided in this Section 16.4 (Dispute Resolution), the Dispute shall be resolved at the first instance through consultation between the Parties to such Dispute.  Such consultation shall begin immediately after any Party has delivered written notice to any other Party to the Dispute requesting such consultation (the “Notice of Escalation of Dispute”).  If the Dispute is not resolved within thirty (30) days following receipt of the Notice of Escalation of Dispute in accordance with Section 16.8 (Notices), the Dispute shall be submitted to arbitration by any of the Parties in accordance with this Section 16.4 (Dispute Resolution).  The thirty (30)-day consultation period set out in this Section 16.4(a) (Dispute) shall not apply to applications seeking conservatory or interim relief.

(b)                                          Arbitration Tribunal.  The arbitral tribunal shall be composed of three (3) arbitrators.  The arbitration proceedings shall be conducted in English.  If the Rules are in conflict with the provisions of this Section 16.4 (Dispute Resolution), including but not limited to the provisions concerning the appointment of arbitrators, the provisions of this Section 16.4 (Dispute Resolution) shall prevail.  The arbitrators shall decide any Dispute submitted by the Parties strictly in accordance with the substantive law of Hong Kong.

(c)                                           Matters Not in Dispute.  When any Dispute occurs and when any Dispute is under arbitration, except for the matters in dispute, the Parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement.  The award of the arbitral tribunal shall be final and binding upon the Parties and shall be enforceable in any court of competent jurisdiction.  The costs of arbitration shall be borne by the losing Party on full indemnity basis, unless otherwise determined by the arbitral tribunal.

(d)                                          Exclusive Remedy.  The Dispute resolution provisions of this Section 16.4 (Dispute Resolution) shall be the sole and exclusive remedy and process to resolve any Disputes under or pursuant to this Agreement.  Nothing in this Section 16.4 (Dispute Resolution) shall be construed as preventing any Party from seeking conservatory or interim relief (including injunction, specific performance or other similar or comparable forms of equitable relief) from any court of competent jurisdiction.  For the avoidance of doubt, the thirty (30)-day consultation period set out in Section 16.4(a) (Dispute) shall not apply to applications seeking conservatory or interim relief.

16.5                                 Specific Performance.  The Parties hereto acknowledge and agree that irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to injunctive relief to address breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

16.6                                 Language.  This Agreement shall be executed in English.

16.7                                 Effectiveness and Amendments.  Except as otherwise permitted herein, this Agreement and its provisions may be amended, changed, waived or terminated only by a writing signed by each of the Parties.  This Agreement shall enter into effect from the later of (such later date, the “Effectiveness Date”) (i) the Major Projects Closing Date (as defined under Exhibit 2.2(a)(vi) (JV Co 2 Asset Distribution Roadmap) to the Restructuring Agreement), and (ii) the date when this Agreement is executed by all of the Parties or their respective duly authorized representatives.

16.8                                 Notices.  All notices, claims, requests, demands and other communications under this Agreement shall be made in writing and shall be delivered to any Party hereto by hand or sent by facsimile, or sent, postage prepaid, by reputable overnight courier services at the address given for such Party on Exhibit 16.8 (or at such other address for such Party as shall be specified by like notice), and shall be deemed given when so delivered by hand, or if sent by facsimile, upon receipt of a confirmed transmission receipt, or if sent by overnight courier, seven (7) days after delivery to or pickup by the overnight courier service.  Any of the foregoing notices and other communications may be accompanied with (but not replaced by) email to the email address given for a Party on Exhibit 16.8 (or at such other email address for such Party as shall be specified by like notice).  Each Party shall promptly (and in any event within fourteen (14) days of the event taking place) notify the other Parties shall there be a change in the address of service.

16.9                                 Entire Agreement.  This Agreement and all other Transaction Documents (together with documents mentioned herein and therein) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior written or oral understandings or agreements.  Without prejudice to the foregoing, the Parties hereby acknowledge and agree that this Agreement replaces in its entirety the Original Investment Agreement from the Effectiveness Date, and the Original Investment Agreement has been terminated by the Parties with effect from the Effectiveness Date; provided that such termination of the Original Investment Agreement shall not affect any accrued rights or liabilities to any Shareholder.

16.10                          Severability.  If any provision of this Agreement shall be held invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby and shall be enforced to the greatest extent permitted by Applicable Law.

16.11                          Counterpart Execution.  This Agreement shall be executed in three (3) counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Each Party shall hold one (1) counterpart.

16.12                          Drafting Presumption.  This Agreement shall be construed fairly as to each Party regardless of which Party drafted it.  Each Party acknowledges and agrees that each of them played a significant and essential role in the preparation, drafting and review of this Agreement.

16.13                          Conflicts among Transaction Documents.  In the case of any conflict between this Agreement and other Transaction Documents, this Agreement shall prevail as among the Parties only, and the Parties shall procure that the constitutional documents of the relevant Group Companies are promptly amended, to the extent permitted by Applicable Laws, in order to remove such conflict.

16.14                          Limitation on Benefits of this Agreement.  A person who is not a party (or the successor or assignee, immediate or otherwise, of a party, or the person becoming a party by novation) to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) to enforce any term of this Agreement.

[Remainder of this page intentionally left blank; signature pages to follow.]

Signature Page to the Amended and Restated Investment Agreement

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by their duly authorized signatories on the date first set forth above.

21VIANET GROUP, INC.

By:	/s/ Sheng Chen		By:

	Name:	Sheng Chen		Name:

	Title:	Director		Title:	Director

21VIANET DRP INVESTMENT HOLDINGS LIMITED

By:	/s/ Shiqi WANG		By:	/s/ Xiao LIU

	Name:	Shiqi WANG		Name:	Xiao LIU

	Title:	Director		Title:	Director

Signature Page to the Amended and Restated Investment Agreement

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by their duly authorized signatories on the date first set forth above.

MARBLE STONE HOLDINGS LIMITED

By:	/s/ Ellen Hoi Ying Ng

	Name:	Ellen Hoi Ying Ng

	Title:	Director

Exhibit 1.1

Definitions

1.                                  The following terms shall have the following meanings:-

“21Vianet HK” means 21 ViaNet Group Limited (世纪互联集团有限公司), a limited liability company incorporated under the laws of Hong Kong.

“21Vianet VNB” means Beijing 21Vianet Broad Band Data Center Co., Ltd. (北京世纪互联宽带数据中心有限公司), a limited liability company incorporated under the laws of the PRC.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Government Entity.

“Affiliate” with respect to a specified Person means (a) in the case of an individual, such Person’s siblings, spouse and lineal descendants or antecedent (whether natural or adopted) and any trust formed and maintained solely for the benefit of such Person, such Person’s siblings, spouse and/or such lineal descendants or antecedent, and (b) in the case of any Person, a Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified, and with respect to the Investor, excludes JV Co 1, JV Co 4 and any of their respective Subsidiaries or other Affiliates.  In the case of any of the Parties being an investment fund (or a Subsidiary of an investment fund), the term “Affiliate” shall include, without limitation, any other investment fund (or a Subsidiary of any such investment fund) managed by the same manager of such investment fund (or, if such Party is a Subsidiary of an investment fund, the same manager of the investment fund of which such Party is a Subsidiary).

“AIC” means the State Administration for Industry and Commerce and/or its local branches, as applicable.

“Anti-Bribery Laws” means (a) the US Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations issued thereunder, (b) the PRC Criminal Law, the PRC Anti-Unfair Competition Law, the Interim Rules of the State Administration for Industry and Commerce on Prohibition of Commercial Bribery, and any other PRC law, rule, regulation, judicial interpretation, or other legally binding measure that contains anti-bribery or corruption provisions or that otherwise relates to bribery or corruption, and (c) any other law, rule, regulation, or other legally binding measure of any jurisdiction that relates to bribery or corruption.

“Applicable Law” or “Applicable Laws” means, with respect to any activities or matters conducted by or happen to any Person, any and all provisions of any law, regulation, code, rule, judgment, rule of common law, order, decree, award, injunction, governmental approval, license, directive, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Government Entity, applicable to such Person or any of its assets or undertakings at the time when such activities are conducted or when such matters happen (as applicable).

“Appraiser” means any of Jones Lang LaSalle, CB Richard Ellis, Savills Property Services, DTZ Debenham Tie Leung or Colliers International, or such other internationally reputable appraiser agreed by the Shareholders in writing.

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“Best Efforts” means, in relation to a Person, taking all steps that a prudent Person desirous of achieving a result would take in similar circumstances to achieve that result as expeditiously as possible.

“Big Four Accounting Firm” means any of (i) Ernst & Young, (ii) PricewaterhouseCoopers, (iii) Deloitte & Touche Tohmatsu and (iv) KPMG.

“Business Day” means a day (other than a Saturday or Sunday) when banks in China, Hong Kong, the Cayman Islands, the British Virgin Islands, Singapore and New York are open for business.

“Cash” shall mean in respect of a Group Company, all cash held by such Group Company, for the avoidance of doubt excluding outstanding checks and wire transfers of such Company as at the relevant time.

“Chairman” means the chairman of the board of JV Co 1 (or the relevant Group Company, as applicable) from time to time.

“Control” (including the correlative meanings of the terms “Controlling”, “Controlled by” and “under common Control with”) means, with respect to any Person, direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of securities or title to properties, by contract or otherwise.

“Disclosure Schedule” means the disclosure schedule delivered by VNET and Vianet to the Investor on or prior to the date of the Original Investment Agreement.

“EBITDA” means, with respect to any Group Company, the earnings before interest, income taxes, depreciation and amortization.  If the subject Group Company is in operation for less than a full fiscal year, such EBITDA shall be annualized as if that Group Company has been in operation for a full fiscal year.  For the avoidance of doubt, business taxes and value added taxes (if applicable) shall be deducted for the calculation of the EBITDA and any extraordinary, non-cash or non-recurring revenues shall be explicitly excluded from the EBITDA.  EBITDA shall be assumed to be zero if the calculated amount is less than zero.

“Encumbrance” means and includes, without limitation, any interest or equity of any person (including, without limitation to any right to acquire, option or right of pre-emption) or any mortgage, pledge, lien, option, charge, assignment, hypothecation, contractor’s lien, or other agreement or arrangement which has the same or a similar effect to the granting of security or a security interest over or in the relevant property.

“Existing Projects” means the projects as set forth in Schedule A, and “Existing Project” means any one of them.

“Existing Project Companies” means the project companies as set forth in Schedule A, and “Existing Project Company” means any one of them.

“Foshan Offshore SPV” means Asia Quality Limited (佳均有限公司), a limited liability company incorporated under the laws of Hong Kong.

“Government Approval” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, license, ruling, judgment, decree, exemption or order of, registration, certificate, declaration, filing, report, notice, right or privilege by, to, or with any Government Entity.

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“Government Entity” means

(a)                                                   the government of any jurisdiction (or any political or administrative subdivision thereof), whether provincial, state or local, and any department, ministry, agency, instrumentality, court, central bank or other authority thereof, including without limitation any entity directly or indirectly owned or controlled thereby;

(b)                                                  any public international organization or supranational body (including without limitation the European Union) and its institutions, departments, agencies and instrumentalities; and

(c)                                                   any quasi-governmental or private body or agency lawfully exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory, licensing, competition, tax or other governmental or quasi-governmental authority.

“Government Official” means any officer, employee or representative of a Government Entity (including without limitation, for purposes of this definition, any entity or enterprise owned or Controlled by a government), any Person acting in an official capacity for or on behalf of any such Government Entity, or any candidate for political office or an person acting on his or her behalf.

“Group Companies” means, collectively, JV Co 1 and its direct or indirect Subsidiaries and “Group Company” means any one of them.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indebtedness” means any indebtedness for or in respect of:

(a)                                                   moneys borrowed;

(b)                                                  any amount raised by acceptance under any acceptance credit facility;

(c)                                                   any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                                                  the amount of any liability in respect of any lease or hire purchase contract which would be treated as a finance or capital lease;

(e)                                                   receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                                                     any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)                                                   any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)                                                  any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument, in each case, issued by a bank or financial institution; and

(i)                                                      the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

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“Indemnifiable Loss(es)” means, with respect to any Person, any action, cost, damage, disbursement, expense, Liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature as recognized by the Parties or HKIAC.  Notwithstanding anything to the contrary provided in the preceding sentence, “Indemnifiable Loss(es)” shall include, but shall not be limited to, (i) interest or other costs, penalties, legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution or defense of claims and amounts paid in settlement, that have been imposed on or otherwise incurred or suffered by such Person; and (ii) any Taxes that have been payable by such Person by reason of the indemnification of any Indemnifiable Loss hereunder, other than Taxes that would have been payable notwithstanding the event giving rise to indemnification.

“Investor Director” means any director of JV Co 1 (or the relevant Group Company, as applicable) appointed/nominated by the Investor, and “Investor Directors” means all of them.

“Investor Material Breach” means the occurrence of any of the following at any time:-

(a)                                        a breach of any provision of Section 8 (Representations and Warranties) by the Investor that is:-

(i)                                          not capable of remedy; or

(ii)                                     a second breach within eighteen (18) months of a previous breach (that is capable of remedy); or

(iii)                                capable of remedy but not remedied within the cure period (if any) as expressly provided under the relevant Transaction Document,

in the case of items (i) and (ii) above, such breach has a negative monetary impact of at least RMB5,000,000 on the business, prospects, operations, assets, Liabilities, results of operations or conditions (financial or otherwise) of the Group Companies taken as a whole; or

(b)                                       a default under Section 4 (Investment Commitment), Section 10.3 (Reserved Matters) or Section 11 (Transfer Restrictions) by the Investor, subject to the relevant cure period provided herein.

“IRC” means U.S. Internal Revenue Code of 1986 (as amended from time to time).

“Josh Chen” means Mr. Chen Sheng (陈升), an individual with the last four (4) numbers of his PRC identification card number being 1450.

“JV Co 1 Articles” means the memorandum and articles of association of JV Co 1, as amended from time to time.

“JV Co 2” means Shihua DC Investment Holdings 2 Limited.

“JV Co 2 Closing” shall have the meaning as defined under the Original Investment Agreement.

“JV Co 2 Closing Date” shall have the meaning as defined under the Original Investment Agreement.

“JV Co 4” shall have the meaning as defined under the Restructuring Agreement.

“JV Co 4 Establishment Date” shall have the meaning as defined under the Restructuring Agreement.

“Key Management” means the chief executive officer, the chief financial officer, the chief operation officer, the general manager and the head of each department of JV Co 1 and other Group Companies.

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“Liability” or “Liabilities” means, with respect to any Person, liabilities owed by such Person of any nature, whether accrued, absolute, contingent, fixed or otherwise, direct or indirect, actual or consequential, or whether known or unknown, and whether due or to become due or otherwise.

“Material Breach” means the occurrence of any of the following at any time:-

(a)                                                   A breach of any provision of Section 8 (Representations and Warranties) and Exhibit 8.2(a)(i) by VNET and/or Vianet (as applicable), Section 9.4(a) (General Compliance), Section 9.4(d) (Additional Anti-Bribery Covenants) by Vianet that is:-

(i)                                                      not capable of remedy; or

(ii)                                                 a second breach within eighteen (18) months of a previous breach (that is capable of remedy); or

(iii)                                            capable of remedy but not remedied within the cure period (if any) as expressly provided under the relevant Transaction Document,

in the case of items (i) and (ii) above, such breach has a negative monetary impact of at least RMB5,000,000 on the business, prospects, operations, assets, Liabilities, results of operations or conditions (financial or otherwise) of the Group Companies taken as a whole; or

(b)                                                  a default under Section 2 (Investment Structure), Section 4 (Investment Commitment),  Section 9.4(b) (FCPA), Section 9.4(e) (Audit Rights),  Section 10.3 (Reserved Matters), Section 10.5 (Information and Inspection Rights of Investor), Section 11 (Transfer Restrictions) or Section 13 (Exit) by VNET or Vianet (as applicable), subject to the relevant cure period provided herein; or

(c)                                                   a Misconduct Event.

“Misconduct Event” means the occurrence of any of the following at any time:-

(a)                                                   any of Vianet, the Group Companies, their Affiliates, or any of their employees, directors or agents (excluding (x) the Investor Directors, and (y) any agent engaged by the Investor):-

(i)                                                      having committed fraud, wilful misconduct or negligence; or

(ii)                                                 having committed misappropriation, theft or conversion of, or with respect to, any funds, revenues, assets, proceeds or payments,

under any of the Transaction Documents, or otherwise in relation to any Group Company, provided that, an event in respect of an employee, director or agent (for the avoidance of doubt, excluding the Investor Directors and any agent engaged by the Investor):-

(iii)                                            under paragraph (a)(i) above, the event or a series of related or similar events has a negative monetary impact of at least RMB1,000,000 (RMB5,000,000 for negligence) on the business, prospects, operations, assets, Liabilities, results of operations or conditions (financial or otherwise) of the Group Companies taken as a whole; or

(iv)                                             under paragraph (a)(ii) above, the event has occurred twice where the first event has a negative monetary impact of at least RMB400,000 and the second event (whether or not it relates to the same employee, director or agent) has a monetary impact of RMB40,000, or where two events have occurred with an aggregate negative monetary impact of RMB440,000 or more on the business, prospects, operations, assets, Liabilities, results of operations or conditions (financial or otherwise) of the Group Companies taken as a whole; or

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(b)                                                  Vianet has committed a crime, or is subject to any criminal detention for a period longer than forty (40) days or administrative detention for a period longer than thirty (30) days, and which detention causes loss or damage (including any loss of reputation) to any of the Group Companies.

“MOFCOM” means the Ministry of Commerce of the PRC and/or its local branches, as applicable.

“NDRC” means the National Development and Reform Commission of the PRC and/or its local branches, as applicable.

“Order” means any writ, judgment, decree, injunction, award or similar order of any Government Entity (in each case whether preliminary or final).

“Ordinary Course of Business” shall mean, when used with reference to the Group Companies, the ordinary course of the business of the Group Companies consistent with past practices and in conducting materially the same business (including but not limited to execution and performance of contracts).

“Person” means any natural person, limited liability company, joint stock company, joint venture, partnership, enterprise, trust, unincorporated organization or any other entity or organization.

“PRC” or “China” means the People’s Republic of China, solely for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“Project” means any project invested, acquired and developed by JV Co 1 or any other Group Companies or JV Co 4 or any Subsidiary of JV Co 4, including without limitation any of the Existing Projects, and “Projects” means all of them.

“Project Company” any project company incorporated for the purpose of any Project, including without limitation any Existing Project Company and any project company incorporated for the purpose of any subsequent Project and “Project Companies” means all of them.

“RA Material Breach” shall have the meaning ascribed to the term “Material Breach” under the Restructuring Agreement.

“Related Party” means with respect to any specified Person, any Person (a) that is a “connected person” of such Person as defined in the U.S Securities Act of 1933 and the U.S. Securities Exchange Act of 1934, or (b) whose assets, or a portion thereof, are consolidated with its net earnings, or (c) over which it or any of the Persons described in (a) and (b) above exercises Control or significant influence through voting, position, ownership, contract or otherwise.

“Representatives” means, with respect to a Person, that Person’s senior managers, directors, accountants, counsel, investment bankers, financial advisors, agents and other representatives.

“Restructuring and Transaction Plan” has the meaning as defined under the Original Investment Agreement.

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“RMB” means Renminbi, the lawful currency of the PRC.

“Securities” means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other Securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests; partnership interests, registered capital, joint venture or other ownership interests (whether or not such derivative Securities are issued by such Person).

“Shareholding Percentage” means, with respect to JV Co 1, the ratio of the number of the issued and outstanding shares held by a Shareholder in JV Co 1 as at a certain date to the total number of the issued and outstanding shares of JV Co 1 as at the same date.

“Subsidiary” means, with respect to any given Person, any other Person that is not a natural person and that is directly or indirectly Controlled by such given Person.

“Tax” or “Taxes” means any national, provincial or local tax, assessment or duty on or in relation to any income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and employment, payroll, severance or withholding tax or any other type of tax, assessment or custom duty imposed by any Government Entity, any interest, tax penalties and other penalties (civil or criminal) related thereto or to the nonpayment thereof, and any loss or Tax Liability incurred in connection with the determination, settlement or litigation of any Liability arising therefrom.

“Tax Return” means all Tax returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information returns and reports).

“Tranche Closing” shall have the meaning as defined under the Original Investment Agreement.

“Tranche Closing Date” shall have the meaning as defined under the Original Investment Agreement.

“Transaction Documents” means this Agreement, the Restructuring Agreement, the JV Co 1 Articles, constitutional documents of other Group Companies, the Master Service Agreements and any material agreement, contract, deed or other documents in connection with this Agreement or the transactions contemplated hereby.

“Transfer” means any direct or indirect transfer (including but not limited to transfer of holding companies), sale, assignment, pledge, hypothecation, encumbrance, gift or other disposition, whether voluntary or by operation of law, of all or any share or other securities of a company or entity.

“Treasury Regulations” means the U.S. federal income tax laws and regulations issued pursuant to IRC.

“US GAAP” means the generally accepted accounting principles in the United States of America from time to time.

“US$” and “US Dollars” means the lawful currency of the United States of America.

“Vianet’s Tranche Subscription Price” shall have the meaning as defined under the Original Investment Agreement.

“Xi’an Offshore SPV” means 21 Vianet @Xian Holding Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands.

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2.                                               The following terms are defined in the following sections of this Agreement:-

Term	Section
“Agreement”	Preamble
“Annual Business Plan and Budget”	Section 10.2(g)
“Confidential Information”	Section 9.3(a)
“Conflicted Shareholder”	Section 9.2
“Daxing Project”	Schedule A
“Daxing Project Company”	Schedule A
“Disclosing Party”	Section 9.3(a)
“Dispute”	Section 16.4(a)
“Dissolution Exit”	Section 13.4(d)
“Dissolution Exit Option”	Section 13.4(a)
“Dissolution Notice”	Section 13.4(a)
“Effectiveness Date”	Section 16.7
“Emergency Loan”	Section 4.1(a)
“Employment Contract”	Section 10.4
“Environmental Licenses”	Exhibit 8.2(a)(i)
“Exit Put/Call Exercise Period”	Section 13.4(c)
“Financial Statements”	Exhibit 8.2(a)(i)
“First Re-scheduled Meeting”	Section 10.2(b)
“Foshan Project”	Schedule A
“Foshan Project Company”	Schedule A
“Foshan Telecom Owned Assets”	Exhibit 8.2(a)(i)
“HKIAC”	Section 16.4(a)
“Investor”	Preamble
“IPO”	Section 12.1
“JV Co 1”	Section 2.2(a)
“Licenses”	Exhibit 8.2(a)(i)
“Master Service Agreement”	Section 5.2(c)
“Material Contracts”	Exhibit 8.2(a)(i)
“Non-Transferring Shareholder”	Section 11.3(a)
“Notice of Escalation of Dispute”	Section 16.4(a)
“Original Investment Agreement”	Recitals
“Party” or “Parties”	Preamble
“Permitted Transfer”	Section 11.2
“PFIC”	Section 9.8
“PropCo 1”	Section 2.2(b)(i)
“Properties”	Exhibit 8.2(a)(i)
“Receiving Party”	Section 9.3(a)
“REIT”	Section 12.1

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Term	Section
“Related Party Transaction”	Section 9.2
“Requesting Shareholder”	Section 9.4(e)
“Reserved Matters”	Section 10.3
“Restructuring Agreement”	Recitals
“ROFO Completion Period”	Section 11.3(b)
“ROFO Negotiation Period”	Section 11.3(a)
“Rules”	Section 16.4(a)
“Sale Notice”	Section 11.3(a)
“SEC”	Section 9.3(a)
“Second Re-scheduled Meeting”	Section 10.2(b)
“Shareholder” or “Shareholders”	Preamble
“Share Swap”	Section 13.2(a)
“Share Swap Notice”	Section 13.2(a)
“Share Swap Right”	Section 13.2(a)
“Shortfall Event”	Section 4.1(a)(i)
“Sub-Contracting Agreement”	Section 5.3
“Subject Shares”	Section 11.3(a)
“Swap Shares”	Section 13.2(a)
“Tag-Along Notice”	Section 11.4(a)
“Transferring Shareholder”	Section 11.3(a)
“Vianet”	Preamble
“Vianet Call Notice”	Section 13.4(c)(ii)
“Vianet Call Price”	Section 13.4(c)(ii)
“Vianet Call Shares”	Section 13.4(c)(ii)
“Vianet ListCo”	Section 13.2(a)
“VNET”	Preamble
“WP”	Preamble
“WP Put Notice”	Section 13.4(c)(i)
“WP Put Price”	Section 13.4(c)(i)
“WP Put Shares”	Section 13.4(c)(i)
“Xi’an Project”	Schedule A
“Xi’an Project Company”	Schedule A
“Xi’an Telecom Owned Assets”	Exhibit 8.2(a)(i)

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Exhibit 8.2(a)(i)

Representations and Warranties of VNET and Vianet

Capitalized terms used in this Exhibit 8.2(a)(i) shall have the meaning as defined under the Original Investment Agreement.

1.                                               GENERAL

1.1                                        Exceptions

Matters set out in the Disclosure Schedule are exceptions for any and all representations and warranties of VNET and Vianet contained in this Agreement, including those set forth in this Exhibit 8.2(a)(i).

1.2                                        Group Companies

1.                                               Schedule A sets forth a true and complete list of all Group Companies (including any company that would become a Group Company upon completion of the Restructuring), each of which is or will become upon completion of the Restructuring a wholly-owned Subsidiary of the JV Cos (as defined under the Original Investment Agreement).  There are no Group Companies other than the foregoing listed companies.

2.                                               Other than the Group Companies, there are no other corporations, partnerships, joint ventures, associations or other entities in which any JV Co or any Group Company owns or will own upon completion of the Restructuring, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

3.                                               Each Group Company (i) is (or will be upon completion of the Restructuring) duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has (or will have upon completion of the Restructuring) all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Group Company and to carry on its business as has been and is currently conducted by such Group Company and (iii) is duly licensed and/or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing and/or qualification necessary.

4.                                               There is no (nor will there be upon completion of the Restructuring) Encumbrance on any of shares of or equity interests in the Group Companies nor is there any agreement or commitment to create any such Encumbrance and no person has claimed to be entitled to do so.

5.                                               Except as set out in the Disclosure Schedule, the registered capital of each of the onshore Group Companies has been (or will be upon completion of the Restructuring) fully contributed according to the statutory contribution schedule under the Applicable Law and verified by an accountant registered in the relevant jurisdiction.  There have been no feigned contribution of registered capital (虚假出资) or illegal withdrawal of the registered capital (抽逃出资) with respect to any of the onshore Group Companies.

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6.                                               Except as set out in the Disclosure Schedule, the offshore Group Companies are special purpose vehicles and have not engaged in any substantive business or entered into any contract with third parties except as expressly permitted under this Agreement.

7.                                               Each of the Group Companies has provided to the Investor with a copy of its minutes books prior to the date of the Original Investment Agreement.  Such copy is true, correct and complete in all material aspects and contains all material minutes of meetings and actions taken by the applicable Group Company’s shareholders and directors since 2014 through the date of the Original Investment Agreement, and reflects all transactions referred to in such minutes accurately in all material respects.

1.3                                        Restructuring

Each and every steps provided in the Restructuring and Transaction Plan are in compliance with Applicable Laws and any contract to which any Group Company is a party in all material aspects.  To the best knowledge of Vianet, none of the Restructuring steps set forth in the Restructuring Plan will impose any obstacles that may restrict or prevent an initial public offering or REIT of any of JV Cos (as defined under the Original Investment Agreement) or their respective substitute listing or REIT entity, except for those imposed by any change of Applicable Laws after the date of the Original Investment Agreement.

1.4                                        Ownership of Assets

Each of the Group Companies has good and marketable title to, or the valid right to use, all of their respective properties, intellectual property rights and assets (including, without limitation, the Existing Projects), free and clear of Encumbrance adversely affecting title (unless agreed to by the Investor in writing).  The development, current use and operation of the afore-mentioned properties, intellectual property rights and assets (including, without limitation, the Existing Projects) by the relevant Group Companies comply with all Applicable Laws in all material aspects, and none of Vianet and the Group Companies has received any notice of penalty from any Government Entity with respect to any violation thereof.

1.5                                        Litigation

There is no judgement, order, claim action, proceeding, or investigation by or against any of the Group Companies or with respect to the Existing Projects, pending or to the knowledge of Vianet or any Group Company, threatened.

1.6                                        Insolvency

Each of Vianet and the Group Companies (i) is and has at all times been solvent, and (ii) is free from pending or threatened bankruptcy, corporate reorganization proceedings, liquidation, or any other insolvency or bankruptcy action or event.

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1.7                                        Changes and Material Facts

There has not occurred any change, development or condition (financial or otherwise) that has had, or would reasonably be expected to have, individually or in aggregate, a Material Adverse Effect (as defined under the Original Investment Agreement).

1.8                                        Full Disclosure

Vianet has made available to the Investor, all information, including without limitation the financial, marketing, sales and operational information on a historical basis relating to the Group Companies and the Projects, which would be material to an investor in the Group Companies, as requested by the Investor and its advisors.  To the best knowledge of Vianet and the Group Companies, all such information which has been provided to the Investor is true, correct and complete in all material aspects and no material fact or facts have been omitted from that information which would make such information untrue, inaccurate or unreasonably incomplete.

1.9                                        Condemnation

There is no condemnation or other government action pending or threatened to seize any portion of the assets or properties (including without limitation, the Existing Projects) of any Group Company.

2.                                               COMPLIANCE WITH LAW

2.1                                        General

1.                                               Each of the Group Companies is in compliance in all material aspects with governmental laws, rules, regulations and orders applicable to it and/or its assets (including, the Applicable Laws governing foreign investment, labour and employment, contracts, lease, construction, acquisition of land use rights, bidding, auction and listing, anti-corruption and bribery, environmental protection, trademarks, property management, etc.) to the extent as required for the Ordinary Course of Business of the Group Companies without any Material Adverse Effect (as defined under the Original Investment Agreement).

2.                                               The operations of each of Vianet and the Group Companies are, and have been, conducted at all times in compliance with, in all material aspects, applicable financial record keeping and reporting requirements and anti-money laundering statutes in each of the jurisdictions in which it is incorporated and of all jurisdictions in which they conduct business.

3.                                               Without limiting the generality of above paragraph, none of Vianet and the Group Companies, their Affiliates and their respective directors, officers, agents, employees, Representatives and any other Person acting on behalf of any of the foregoing has:-

(a)                                          made, offered, given, promised, or authorized any financial or other advantage (including any payment, loan, gift or transfer of anything of value), directly or indirectly, either (A) to or for the use or benefit of any Government Official, political party or official thereof, any candidate for political office, or another person at the request or with the assent or acquiescence of any of the foregoing or (B) knowing or being aware of a high probability that all or a portion of such financial or other advantage (including any payment, loan, gift or transfer of anything of value) would be offered, given or promised, directly or indirectly, to or for the use or benefit of any Government Official, political party, official thereof, any candidate for political office, or another person at the request or with the assent or acquiescence of any of the foregoing, for the purpose of:-

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(1)                                          (x) influencing any act or decision of such Government Official, political party, party official, or candidate in his or its official capacity; (y) inducing such Government Official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such Government Official, political party, party official or candidate; or (z) securing any improper advantage; or

(2)                                          inducing such Government Official, political party, party official, or candidate to use his or its influence with any Government Entity to affect or influence any act or decision of such Government Entity in order to assist any of the Group Companies and the Shareholders in obtaining, retaining or soliciting business.

(b)                                          engaged in any other conduct which would violate the Anti-Bribery Laws.

2.2                                        Governmental Consent and Approval

Except as set forth in this Agreement or other Transaction Documents or as otherwise recognized by the Parties in writing, the execution, delivery and performance of this Agreement and the other Transaction Documents by Vianet and any Group Company do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Government Entity.

2.3                                        Licenses and Consents

(a)                                          Save as disclosed in this Agreement and/or the Disclosure Schedule, each Group Company has obtained and will maintain all necessary licenses, approvals, permits, registrations, filings and other authorisations (collectively, the “Licenses”), including without limitation the licenses required by law for the relevant Group Company to own, occupy, use and develop the Existing Projects and other assets and to conduct its business.

(b)                                          To the best knowledge of Vianet and the Group Companies, the Group Companies have complied with the terms of the Licenses to the extent as required to maintain such Licenses under Applicable Laws and no circumstance exists which may result in the termination, revocation or suspension of any of the Licenses or that may prejudice the renewal of any of them, which will individually, or in the aggregate, have an adverse effect on the operation of the Group Companies.

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(c)                                           All consents, waivers and notification required for the transactions contemplated hereby have been or will be obtained prior to the closing of the relevant transactions contemplated hereby.

2.4                                        Environmental Matters

(a)                                          Each Group Company has obtained all necessary permits, licenses or other approval required by or in relation to any applicable environmental laws and energy saving laws of the PRC (collectively, “Environmental Licenses”) and the Group Company has complied with the terms of the Environmental Licenses in all material respects.  All of the Environmental Licenses are in full force and effect.  No circumstance exists which may result in any Environmental License not being renewed or, where necessary, transferred.  There are no circumstances which are likely to give rise to any such violation, termination, suspension or revocation of Environmental Licenses and no notices or other communications have been issued by any government authority in this regard.

(b)                                          No Group Company has used, disposed of, generated, stored, processed, transported, dumped, released, deposited, buried or emitted any dangerous substance at, on, from, to or under any of its assets or at, on, from, to or under any other property which is in breach of any applicable environmental laws of the PRC in any material respect.

(c)                                           No notice, notification, demand, request for information, citation, summons, order or complaint has been received from any third party (including any employee of the Project Companies or governmental, regulatory, supervisory or administrative body), no penalty has been assessed and no action, suit or proceeding is pending, or to the knowledge of Vianet, threatened (nor to the knowledge of Vianet is there any investigation or review pending) by any Government Entity or other person with respect to any matters relating to the Project Companies arising out of any applicable environmental law.

(d)                                          No property or other asset now or previously owned, leased or operated by the Project Companies is listed or, to the knowledge of Vianet, proposed for listing, on the list of sites requiring investigation or clean-up. There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Vianet is aware in relation to the current or prior business of the Project Companies or any property or facility now or previously owned, leased or operated by the Project Companies which has not been made available to the Investor at least ten (10) Business Days prior to the date of the Original Investment Agreement.

(e)                                           There are no liabilities of or relating to the business of the Project Companies of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any applicable environmental law (including any liability to make good, repair, re-instate or clean up land or another asset owned, occupied, possessed or used by the Project Companies on or before the date of the Original Investment Agreement) and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

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2.5                                        Convictions

Each of the onshore Group Companies, the Xi’an Offshore SPV, Dynamic Ruby Limited and the Foshan Offshore SPV has not been convicted of any offence.  No officer, employee, agent or former officer, agent or employee of any Group Company has been convicted of any offences in relation to any Group Company, and no employee has, to the best of the knowledge, information and belief of Vianet, been convicted of any offence (save for any traffic offence) which reflects upon his suitability to hold his position or upon the reputation of any Group Company.

3.                                               ACCOUNTS AND FINANCIAL MATTERS

3.1                                        Books and Records

All accounts, books, ledgers and other financial records of each Group Company have been properly maintained and contain up to date and accurate records of all matters required to be entered into them by Applicable Laws, and give a true and fair view of the matters which ought to appear in them.

Section 3.1 of the Disclosure Schedule sets forth true and complete copies of the unaudited consolidated balance sheet of the Group Companies as of 30 September 2016 (the “Financial Statements”).

All financial data and statements concerning the Group Companies and the Projects that have been delivered to the Investor or its designees (including without limitation, the Financial Statements) are true, complete and correct and, to the extent thereof, accurately represents in all material aspects the financial condition and results of the operations of the applicable Person as at the date thereof and have been prepared in accordance with US GAAP applied on a basis consistent with the past practices in all material aspects.

3.2                                        Position since Execution Date

Since the execution date of the Original Investment Agreement, except where prior written consent from the Investor has been obtained:-

(a)                                          each Group Company has conducted its business in and only in Ordinary Course of Business;

(b)                                          there has been no Material Adverse Effect (as defined under the Original Investment Agreement) in the turnover, operating results or financial position of any Group Company;

(c)                                           no resolution of the shareholders of any Group Company that is in violation of the provisions of this Agreement has been passed;

(d)                                          no change has occurred in the accounting methods, principles or practices applied by a Group Company and there has been no revaluation by any Group Company of any of its assets; and

(e)                                           there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of any Group Company.

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3.3                                        Dividends and Distributions

Save as disclosed in this Agreement and/or the Disclosure Schedule, no dividend or distribution of profits or assets has been or agreed to be declared, made or paid by any Group Company since their respective date of incorporation.

3.4                                        Borrowings and Guarantees

1.                                               Save as disclosed in this Agreement and the Disclosure Schedule, no Group Company has any outstanding Indebtedness, or any Liability (whether present or future, fixed or contingent, recorded or unrecorded) in respect of any guarantee or indemnity.

2.                                               No event has occurred which would entitle any third party (with or without the giving of notice) to call for the repayment of Indebtedness of any Group Company prior to the normal maturity date.

3.                                               Any and all bank loans, financings and other borrowings of similar nature are obtained in full compliance of the Applicable Laws in all material aspects.

3.5                                        Capital Commitment

Except as set out in the Disclosure Schedule, the Group Companies do not have any commitment on capital account outstanding.

3.6                                        Related Party Transaction

Except as set out in the Disclosure Schedule, there exist no Related Party transactions in respect of any of the Group Companies.

3.7                                        Undisclosed Liabilities

1.                                               There are no material Liabilities of any Group Company, other than Liabilities (i) reflected or reserved against on the Financial Statements, or (ii) incurred in the Ordinary Course of Business consistent with past practice.  Reserves are reflected on the Financial Statements against all Liabilities of the Group Companies in amounts that have been established on a basis consistent with the past practices of the Group Companies and in accordance with US GAAP applied on a basis consistent with the past practices of the Group Companies.

2.                                               None of the Group Companies is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract (including any structured finance, special purpose or limited purpose vehicle or other “off-balance sheet arrangement”).

4.                                               COMMERCIAL MATTERS

4.1                                        Contracts and Outstanding Offers

1.                                               All contracts of the Group Companies set out in the Restructuring and Transaction Plan (the “Material Contracts”) have been provided to the Investor before the date of the Original Investment Agreement.  Each Material Contract is legally binding on the parties to it in accordance with its terms.

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2.                                               No Group Company is in material breach of any Material Contract and no Group Company has given written notice to any counterparty to a Material Contract that such counterparty is in breach of the relevant Material Contract.  No counterparty to any Material Contract has given written notice of its intention to terminate, or has sought to repudiate or disclaim under, any Material Contract.

3.                                               The entry into, delivery and performance of the obligations under the Transaction Documents do not and will not result in:-

(i)                                              a breach of any Material Contract or give the counterparty to a Material Contract the right to terminate, or vary the terms of, such Material Contract; or

(ii)                                           the creation of an Encumbrance on any assets of any Group Company or any shares or other securities of any Group Company.

4.                                               Save as disclosed in this Agreement and/or the Disclosure Schedule, none of the Group Companies is a party to any contract entered into otherwise than on an arm’s length basis and in the Ordinary Course of Business thereof.

5.                                               Any and all contracts, agreements and other arrangements entered into by any Group Company with any Government Entities are valid, binding on and enforceable against the relevant parties thereto, and no event has occurred in which any of such contracts, agreements or other arrangements may be rescinded or terminated.

4.2                                        Intellectual Property

None of the Group Companies owns any intellectual property.  Each Group Company is the sole, unencumbered, legal and beneficial owner of or is otherwise duly authorised to use the intellectual property used in the conduct of its business.  To the best knowledge of Vianet and the Group Companies, none of the Group Companies has ever infringed upon any intellectual property owned or claimed by a third party.

5.                                               TAXATION

1.                                               The Group Companies shall have paid any and all Taxes that are due and payable prior to the closing of the acquisition of the corresponding Group Company.

2.                                               Each of the Group Companies has duly filed required Tax Returns and supplied other required information to the relevant Government Entity.  All such returns, notices and information are complete and accurate in material respects.  No Group Company is or has been the subject of an on-going investigation by the relevant Tax authority and to the best knowledge of Vianet and the Group Companies, there are no facts which are likely to result in such investigation.

3.                                               In relation to stamp duty assessable or payable in the PRC or elsewhere in the world, all documents the enforcement of which any Group Company may be interested have been duly stamped and no document belonging to any Group Company now or at the JV Co 2 Closing which is subject to stamp duty is or will be unstamped or insufficiently stamped.

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4.                                               No relief from stamp duty has been improperly obtained, nor has any event occurred as a result of which any such duty from which any Group Company has obtained relief, has become payable.

5.                                               All stamp duty, other taxes and governmental charges payable upon any transfer of shares in any Group Company before the JV Co 2 Closing has been duly paid.

6.                                               Neither the entering into of this Agreement nor the JV Co 2 Closing will affect or result in the withdrawal of any stamp duty relief granted to any Group Company on or before the JV Co 2 Closing.

6.                                               PROPERTIES

6.1                                        General

The Existing Projects constitute all the real property owned or leased (or that will be owned or leased by any Group Company upon completion of the Restructuring) by all the Group Companies (collectively, the “Properties”).  Such Existing Projects comprise all the land and premises owned, rented and occupied or otherwise used in connection with the business of the Group Companies or in which any Group Company has any right or interest.  The Group Companies do not own, lease or hold any real property other than the Properties and the registered offices of the Group Companies.

6.2                                        Ownership of Properties

1.                                               The Group Companies are the legal and beneficial owners and/or users of, and are entitled to and has exclusive possession of and/or lease of, the Properties.  The Project Companies have, or will by Completion have, lawfully and validly obtained in its own name by way of grant method the State-owned land use right for those land required for business operation and own the buildings above such land free and clear of all claims, charges, mortgages, liens, encumbrances, leases, tenancies, options, rights of pre-emption or rights of first refusal or other third party rights.

2.                                               The title to the land and to the buildings under construction thereon is properly constituted by and can be deduced from the land use right certificates and building ownership certificates (where applicable) which are, or will by the JV Co 2 Closing be, in the possession and under the control of the Project Companies and each Project Company is, or will by Completion be, the registered and beneficial owner of the relevant Properties and there are no entries in any relevant PRC government land bureaus or registries or agencies against the Properties which will on the JV Co 2 Closing be adverse to the title of the Project Companies and, to the best of the knowledge, information and belief of Vianet, no matter exists which is capable of registration against the Properties.

3.                                               The Properties held by the Project Companies by way of leasehold are based on effective, subsisting and enforceable lease agreements.

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4.                                               The Project Companies have in material aspects fully performed all contracts relating to the Properties and in material aspects complied with restrictions, provisions, conditions as required by Applicable Laws relating to the Properties.

6.3                                        Projects

1.                                               The relevant Group Company has completed as required under the Applicable Law to obtain necessary certificates and permits for the development, construction, operation and management of the Projects including without limitation the relevant NDRC approvals, MOFCOM approvals and/or filings (if applicable), land use rights certificates, building ownership rights certificates, land planning permits, construction planning permits, construction permits and other necessary permits.  Such certificates and permits have been or will be properly issued or granted to the relevant Group Company and are valid and subsisting.  All the relevant Group Companies have paid or will pay to the relevant Government Entity in charge of land administration in the PRC or other Government Entities all costs and expenses relating to the land acquisition such as land premium, relocation compensation fees and consultation fees.

2.                                               No Group Company has done or omitted to do anything which might lead to the foregoing certificates or permits (including without limitation land use rights certificates, building ownership rights certificates, land planning permits, construction planning permits and construction permits over any Projects) being suspended, revoked or varied in any respect which is adverse to the interests of the Group Companies and its Subsidiaries in any respect.  There are no outstanding or pending disputes, notices, complaints or events which affect or may in the future affect the development, construction, operation, management and use of the Projects consistent with its present use.

3.                                               There is no covenant, restriction, burden or stipulation affecting any Projects in any material respect which is of an onerous or unusual nature or inconsistent with its present use.

4.                                               Except as set out in the Disclosure Schedule, the AIC registration of each of the Project Companies shall have been duly registered and filed to the effect that the business scope of each of the Project Companies shall be sufficient to conduct its business.

5.                                               Except as set out in the Disclosure Schedule, there is no restriction on lease, sale or transfer of any Project or any part thereof.

6.                                               In respect of the Xi’an Project, notwithstanding the 《数据中心信息服务外包项目合作框架协议》 dated 28 December 2015 between 21Vianet VNB and 中国电信股份有限公司陕西分公司 or any other agreements related thereto, (a) 21Vianet VNB and the Xi’an Project Company may lease, transfer, encumber or otherwise dispose of any and all assets and equipment placed within the Xi’an Project that are owned by 21Vianet VNB and the Xi’an Project Company without any restriction as long as such lease, transfer, encumbrance or disposal does no harm to the cooperation with 中国电信股份有限公司陕西分公司; (b) any and all proceeds from the foregoing lease, transfer or disposal shall belong to 21Vianet VNB and/or the Xi’an Project Company and shall have nothing to deal with 中国电信股份有限公司陕西 分公司; and (c) 中国电信股份有限公司陕西分公司 will not remove any equipment owned by it (the “Xi’an Telecom Owned Assets”) or suspend any utilization thereof on the ground of the foregoing lease, transfer or disposal.

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7.                                               In respect of the Foshan Project, notwithstanding the 《佛山世纪互联合作协议（合作分成）》 dated 3 June 2013 between 世纪互联（佛山）信息技术有限公司 and 中国电信股份有限公司广东分公司 or any other agreements related thereto, (a) 世纪互联（佛山）信息技术有限公司 and the Foshan Project Company may lease, transfer, encumber or otherwise dispose of any and all assets and equipment placed within the Foshan Project that are owned by 世纪互联（佛山）信息技术有限公司 and the Foshan Project Company without any restriction as long as such lease, transfer or disposal does no harm to the cooperation with 中国电信股份有限公司广东分公司; (b) any and all proceeds from the foregoing lease, transfer, encumbrance or disposal shall belong to 世纪互联（佛山）信息技术有限公司 and/or the Foshan Project Company and shall have nothing to deal with 中国电信股份有限公司广东分公司; and (c) 中国电信股份有限公司广东分公司 shall not remove any equipment owned by it (the “Foshan Telecom Owned Assets”) or suspend any utilization thereof on the ground of the foregoing lease, transfer or disposal.

7.                                               EMPLOYEES, PENSIONS AND INCENTIVES

(a)                                          As at the closing of the relevant transactions in respect of each Existing Project as provided herein, there is no employee of the Existing Project Company undertaking such Existing Project.

(b)                                          None of the Group Companies is a party to any profit sharing scheme, share option scheme, share incentive scheme or any other scheme under which any director, officer or employee of the company is entitled to participate in the profit sharing of any of the Group Companies or has any rights in respect of any shares of any Group Companies, other than previous bonuses.

(c)                                           There are no material outstanding Liabilities on any of the Group Companies to pay severance compensation to any present or former employee.

(d)                                          Each Group Company has at all relevant times complied with, in all material aspects, its statutory obligations concerning retirement, social security (including without limitation pension insurance, medical insurance, unemployment insurance, work-related injury insurance, maternity insurance and housing fund), health and safety at work of its employees.  There are no outstanding claims made by any employee or third party in respect of any accident or injury.  Each Group Company has performed in all material aspects its contractual obligations and other legal duties concerning retirement, social security, health and safety at work of its employees.

(e)                                           There are not in existence any contracts of service with the employees of the Group Companies, nor any consultancy agreements with the Group Companies, which cannot be terminated by three (3) months’ notice or less or (where not reduced to writing) by reasonable notice without giving rise to any claim for damages or compensation.

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(f)                                            No notice to terminate the contract of employment of any employee of any Group Company (whether given by any such Group Company or by the employee) is pending, outstanding or threatened and no dispute is outstanding between any Group Company and any of its current or former employees relating to their employment, its termination.

(g)                                           Each Group Company is not involved in nor has it received notice of any industrial or trade dispute or any dispute or negotiation with any trade union or association of trade unions or organisation or body of employees and there is nothing likely to give rise to such a dispute or claim.

8.                                               EFFECTIVE CONTROL OVER PROJECTS

Vianet has effective control over the Projects.

9.                                               SOLVENCY AND NO WINDING-UP

No Order has been made or Actions commenced or resolutions passed or steps taken by a Person for the winding-up or dissolution of or ending the corporate existence of any Group Company.  To the knowledge of Vianet and the Group Companies, no circumstance which may reasonably be expected to result in such Order, Actions, resolutions or steps has arisen.  No liquidator, receiver, custodian, sequestrator, manager or anyone in a similar capacity has been appointed in respect of the business or any asset of any Group Company.  No circumstance which may reasonably be expected to result in such appointment has arisen.

10.                                        BROKER

No finder, broker, agent, financial advisor, or other intermediary has acted on behalf of Vianet or any Group Company in connection with the negotiation or consummation of this Agreement or any of the Transactions contemplated hereby.  All the negotiations, consummation, or performance of this Agreement or any of the Transactions contemplated hereby will not give rise to any valid claim against the Investor or any Group Company for any brokerage or finder’s commission, fee, or similar compensation.

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Exhibit 9.6

Covenants of Vianet

1.                                               Vianet undertakes that it shall, and shall cause its respective Affiliates and the Group Companies to, at the cost of Vianet, complete all of the following matters, actions and transactions as soon as practicable or within such other time limit as mutually agreed upon by the Shareholders after the JV Co 2 Closing Date (as defined under the Original Investment Agreement):-

(a)                                          Any and all of the registered capital of the Existing Project Companies that has not yet been paid shall be paid in accordance with the provisions of their respective articles of association and Applicable Laws;

(b)                                          Vianet shall use Best Efforts to cause a separate land use right certificate in respect of the underlying land of the Xi’an Project be obtained by the Xi’an Project Company;

(c)                                           If any mortgage or transfer of the Xi’an Project or any part thereof requires any action from the holder of the underlying land use right of the Xi’an Project, Vianet shall use its Best Efforts to cause such holder of such land use right to take such action in a timely manner; and

(d)                                          Vianet shall take any and all actions to ensure that the Group Companies shall be granted with all available tax incentives/subsidies to the extent permitted by Applicable Laws.

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Exhibit 10.3

Reserved Matters

With respect to any Group Company:-

1.                                      establishment of a Group Company; any entry into of any joint venture, partnership or other similar arrangement, acquisition of any share or equity capital or other securities of any company or business entity, or entry into a new investment project (including any funding thereof) with a total amount of such acquisition or new investment of RMB80,000,000 or more; Transfer of any shares or equity interests in a Group Company (other than those permitted in this Agreement);

2.                                      acquisition or disposal of material assets by any Group Company:-

(a)                                 with a value above 10% of the total fixed assets owned by such Group Company, either individually in a single transaction or in aggregate in a series of connected transactions; or

(b)                                 outside of the Ordinary Course of Business;

3.                                      except as expressly described in detail and expressly approved in the then-prevailing approved Annual Business Plan and Budget, creation of any Encumbrance over any asset of any Group Company with a value of more than 10% of the total fixed assets owned by such Group Company (either individually or in a series of related transactions) or outside of the Ordinary Course of Business; or the incurring of any debt, guarantees or liabilities (including contingent liabilities) by any Group Company in an amount of more than 10% of the total fixed assets owned by such Group Company (either individually or in a series of related transactions) or outside of the Ordinary Course or Business;

4.                                      an initial public offering of any and all of the shares, equity interests, security or equivalent of any of the Group Company, or any merger or division of any Group Company;

5.                                      creation, issue, purchase, redemption or other reorganisation of its share or registered capital, or the payment of any dividend or other distribution in specie that is not on a pro rata basis (unless otherwise allowed under this Agreement), return or reduction of capital, or capitalization of reserves;

6.                                      except as expressly described in detail and expressly approved in the then-prevailing approved Annual Business Plan and Budget, incurring of any capital expenditure, investment or cash outflows by any Group Company above 10% of the total fixed assets owned by such Group Company in any one transaction or in a series of related transactions;

7.                                      any change in the nature or material change in the scope of the business of any Group Company, or any amendment to the Group Company’s constitutional documents;

8.                                      any winding up, cessation or change of business, termination, liquidation, bankruptcy or similar proceeding of any Group Company (unless otherwise provided in this Agreement);

9.                                      any Related Party Transaction (except for those contemplated by and pursuant to a Master Service Agreement);

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10.                               any change in any Group Company’s accounting policies, accounting standards, auditors or financial year end;

11.                               any form of material reorganization, including without limitation, amalgamation, reconstruction, merger or consolidation or scheme of arrangement or other business combination with or into any other Person;

12.                               provision of any guarantee for any third party, which is not expressly described in detail and expressly approved in the then-prevailing approved Annual Business Plan and Budget;

13.                               any filing, withdrawing or settling of any litigation, arbitration or other legal proceeding with a subject amount of more than RMB1,000,000;

14.                               except as otherwise provided in the foregoing, the entry into a contract or a series of related contracts (other than a Sub-Contracting Agreement) with a value of above RMB10,000,000, that are not included in the then-prevailing approved Annual Business Plan and Budget; and

15.                               entering into any agreement or making any commitment for any of the foregoing.

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Exhibit 10.5

Investor’s Information and Inspection Rights

1.                                                          The Investor shall be entitled to the following information rights:

1.1                                                 As soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of JV Co 1, audited annual consolidated financial statements for the Group Companies for such fiscal year prepared in accordance with US GAAP, audited and certified by one of the Big Four Accounting Firms duly appointed by the board of JV Co 1 to serve as JV Co 1’s auditors.

1.2                                                 As soon as practicable, but in any event within sixty (60) days after the end of each quarter, an unaudited report, which shall include without limitation, the consolidated income statements and statements of cash flows for such quarter, balance sheets, lists of debts, bank loans and other borrowings as well as capital expenditures for the Group Companies, and the respective quarterly balance sheets, income statements and statements of cash flows for each of the Group Companies for such fiscal quarter.

1.3                                                 As soon as practicable, but in any event within twenty (20) Business Days after the end of each month, an unaudited report, which shall include without limitation, the consolidated income statements and statements of cash flows for such month, balance sheets, lists of debts, bank loans and other borrowings as well as capital expenditures for the Group Companies, and the respective monthly balance sheets, income statements and statements of cash flows for each of the Group Companies for such fiscal month.

1.4                                                 Copies of all other documents or other information sent to any Person in such Person’s capacity as a shareholder of JV Co 1, and notice of any material liabilities incurred by or threatened against, and any material lawsuit or other material claim filed or threatened against, any Group Company.

1.5                                                 Copies of any reports filed by the Group Companies with any relevant regulatory authority or governmental agency.

1.6                                                 Any other document, material or information reasonably requested by the Investor.

2.                                                          The Investor shall be entitled to the following inspection rights:-

2.1                                                 The right to inspect facilities, records and books of the Group Companies and their direct or indirect Subsidiaries and to make extracts and copies therefrom, at any time during regular working hours on reasonable prior notice to the applicable Group Company respectively; and

2.2                                                 The right to discuss the business, operations and conditions of the Group Companies and their direct or indirect Subsidiaries with their respective directors, officers, employees, accountants, legal counsel and investment bankers.

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Exhibit 11.7

Form of Deed of Adherence

THIS DEED is made on [date]
by [name] (the “New Shareholder”).

WHEREAS:

(A)                                    By a transfer dated [date], [name of transferring Shareholder] transferred to the New Shareholder [number] Class [*] shares with a par value of US$0.00001 each in the capital of [name of JV Co] (the “Company”).

(B)                                     This Deed is entered into in compliance with the terms of an amended and restated investment agreement dated                2019 made between the 21Vianet Group, Inc., 21Vianet DRP Investment Holdings Limited and Marble Stone Holdings Limited as such agreement shall have been or may be amended, supplemented or novated from time to time (the “Investment Agreement”).

THIS DEED WITNESSES as follows:

1.                                               The New Shareholder undertakes to adhere to and be bound by the provisions of the Investment Agreement, and to perform the obligations imposed by the Investment Agreement which are to be performed on or after the date of this Deed, in all respects as if the New Shareholder were a Party to the Investment Agreement and named therein as a shareholder of the Company.

2.                                               This Deed is made for the benefit of (a) the original Parties to the Investment Agreement and (b) any other Person or Persons who after the date of the Investment Agreement (and whether or not prior to or after the date of this Deed) adheres to the Investment Agreement.

3.                                               The address of the New Shareholder for the purposes of the Investment Agreement is as follows:

If to the New Shareholder:-	with a copy to:-

Address: [*]	Address: [*]

Attention: [*]	Attention: [*]

Fax: [*]	Fax: [*]

Email: [*]	Email: [*]

4.                                               This Deed shall be governed by and construed in accordance with the laws of Hong Kong without regard to the conflicts of law principles thereof.

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IN WITNESS of which this Deed has been executed and delivered by the New Shareholder on the date which first appears above.

EXECUTED AS A DEED by

[New Shareholder]:	Duly Authorised Signatory

in the presence of:

Signature of Witness

Name:

Address:

Exhibit 12.3(b)

Appraisal Principles

In determining the fair market value pursuant to this Agreement, and the Appraiser shall:-

(1)                               determine the enterprise value of such Group Company, which shall be calculated on a going concern basis for a private company of a comparable size and in a comparable industry by applying a comparable company multiple analysis to such Group Company’s EBITDA based on its last audited accounts or such other index customarily applied in market practice, given consideration of any real estate assets and other assets of such Group Company as well as any fund management, project management or other business of such Group Company.

(2)                                  in calculating the equity value of a Group Company, deduct any debt and other liability as at the relevant date and add cash, cash equivalent and other asset as at the relevant date.

(3)                                  specifically, when determining the enterprise value of a Group Company pursuant to the foregoing, (a) value a Group Company’s real estate assets, other tangible assets and related liabilities, such valuation to reflect a sale between a willing seller and a willing purchaser, on an arm’s length basis and without undue pressure on either the seller or purchaser to close the transaction; (b) adjust a Group Company’s non-real estate tangible assets for any actual or probable impairments; (c) exclude any deferred Tax liabilities caused by differences in the appraised value and the historic Tax basis of the assets; (d)       with respect to any debt or liability borne by a Group Company, adopt a calculation method that is consistent with the methodology of how similar liabilities have historically been paid or settled and accepted by the relevant counterparty; and (e) subtract any transaction costs and Taxes incurred or likely to be incurred, from the transfer of a Group Company to Vianet or its relevant Affiliate.

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Exhibit 14.3

Vianet’s Specific Indemnity Matters

1.                                               Any material violation of Applicable Laws by any Group Company (including without limitation, those in connection with utilization of the land use right in respect of any Project and construction of any Project, environmental protection, energy saving, employment) prior to the JV Co 2 Closing Date (as defined under the Original Investment Agreement), whether or not such violation is found or accused after the JV Co 2 Closing Date;

2.                                               Any breach by any Group Company of any Material Contract (including without limitation, any land use right grant contract with any Government Entity) prior to the JV Co 2 Closing Date, whether or not such breach is found or accused after the JV Co 2 Closing Date;

3.                                               Any delay in the commencement or completion of the construction of any Existing Project prior to the JV Co 2 Closing Date, whether or not such delay is found or accused after the JV Co 2 Closing Date;

4.                                               Any utilization of any Existing Project or its underlying land use right in violation of the relevant land use right grant contract or other similar documents;

5.                                               Any failure to complete any environmental impact assessment or energy saving assessment in respect of any Existing Project (excluding those arising due to change of Applicable Laws) prior to the JV Co 2 Closing Date, whether or not such failure is found or accused after the JV Co 2 Closing Date;

6.                                               Any failure of any Group Company to duly perform any construction-related contracts in respect of any Existing Project in any material aspect prior to the JV Co 2 Closing Date, whether or not such failure is found or accused after the JV Co 2 Closing Date;

7.                                               Any ceasing to have effect or becoming null and void of any leases in respect of any Existing Project due to any defect or another reason that exists prior to the JV Co 2 Closing Date (except for those conducted pursuant to the Restructuring and Transaction Plan (as defined under the Original Investment Agreement));

8.                                               Any penalty imposed by any Government Entity against any Group Company due to a reason that exists prior to the JV Co 2 Closing Date;

9.                                               Any cost for acquiring the Xi’an Telecom Owned Assets and/or the Foshan Telecom Owned Assets or replacement thereof, and any cost for settling any dispute with the owner of the Xi’an Telecom Owned Assets and/or the Foshan Telecom Owned Assets;

10.                                      Any Liability incurred by any Group Company or the Investor in connection with the Restructuring (as defined under the Original Investment Agreement) due to Vianet’s breach of this Agreement, the Original Investment Agreement or other Transaction Documents;

11.                                      Any Tax Liability or reduction of Tax basis of the Projects or the Group Companies arising from or in connection with the Restructuring (as defined under the Original Investment Agreement) or the transaction steps provided in Section 4 (Investment Commitment) of the Original Investment Agreement;

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12.                                      Any Liability arising from or otherwise in connection with the issues set forth in the punch list in Section 1(b) of Exhibit 9.8 to the Original Investment Agreement;

13.                                      Notwithstanding anything to the contrary, any Liability arising from the issue set forth in item 7 of Project Company 1 of Subsection 2 of Section 2 (第二条第二小条项目公司一项下第7项) and item 4 of Project Company 2 of Subsection 2 of Section 2 (第二条第二小条项目公司二项下第4项) in the Disclosure Schedule under the condition that problems caused by such issue fail to be solved by the Shareholders using commercially best efforts within thirty (30) days in a way satisfactory to the Investor; and

14.                                      Any Liability imposed by any Government Entity on the Investor or any Group Company due to any failure to obtain any approval by, registration or filing with any Government Entity in respect of the Transactions contemplated hereby, and any Liability arising from or in connection with any unwinding of the Transactions contemplated hereby required by any Government Entity.

Exhibit 16.8

Address of Notices

If to VNET or Vianet:-

Address: Guanjie Building Southeast 1st Floor,
10# Jiuxianqiao East Road, Chaoyang District,
Beijing, 100016, China

Attention: Amber Gong (Gong Bo)

Fax: +86 10 8456 4234

Email: gong.bo@21vianet.com

If to WP:-	with a copy to:-

Address: Marble Stone Holdings Limited
c/o Warburg Pincus Asia LLC, Suite 6703,
Two International Finance Center, 8 Finance Street,
Hong Kong

Attention: Ellen Ng

Fax: +852 2521 3869

Email: ellen.ng@warburgpincus.com

Address: Marble Stone Holdings Limited
c/o Warburg Pincus Asia LLC, Suite 6703,
Two International Finance Center, 8 Finance Street,
Hong Kong

Attention: Frank Marinaro

Fax: +852 2521 3869

Email: frank.marinaro@warburgpincus.com

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Schedule 2.1

Existing Structure

21 Vianet DRP Investment Holdings Limited (HK)
Marble Stone Holdings Limited (BVI)
51%
49%
100%
Shihua DC Investment Holdings Limited (Cayman)
100%
SHIHUA DC INVESTMENT GROUP LIMITED (BVI)
100%
100%
100%
100%
21 ViaNet @Xian Holding Limited (BVI)
Dynamic Ruby Limited (BVI)
21 Vianet DRP Daxing Private Limited (SGP)
Moonstone Gem Holdings Private Limited (SGP)
100%
Asia Quality Limited (HK)
51%
49%
OFFSHORE
ONSHORE
100%
100%
世纪互联（西安）科技有限公司
佛山卓翼智慧数据有限公司
北京宏元网络科技有限公司

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Schedule A

List of Projects and Project Companies

Project Name	Location	Existing Project Company(ies)
Daxing Project	北京市大兴区北兴路（东段）2号院1号楼	北京宏元网络科技有限公司(the “Daxing Project Company”)
Xi’an Project	陕西省西安市未央区西安经济技术开发区凤城十路1幢10101、10201、10301、10401	世纪互联（西安）科技有限公司(the “Xi’an Project Company”) 21ViaNet@Xian Holding Limited
Foshan Project	广东省佛山市禅城区智慧路4号	佛山卓翼智慧数据有限公司(the “Foshan Project Company”) Asia Quality Limited (佳均有限公司) Dynamic Ruby Limited

Schedule B

Annual Business Plan and Budget

The Annual Business Plan and Budget shall contain the following information:-

1.                                               Detailed forecast / financial budget for the next year (with material line items broken out);

2.                                               Line item variance analysis between historical accounts and budget (i.e., explanations on material differences);

3.                                               Current and forecasted occupancy and rental rates;

4.                                               Summary of operations for the preceding twelve (12) months (including without limitation performance of the business, key challenges, the identified areas for improvement, assessment of the performance of Key Management, etc.);

5.                                               Market analysis (including without limitation analysis on current tenants, competition or competitors, market strength or weakness, etc.);

6.                                               Execution plan for the next twelve (12) months (including without limitation focus, responsible personnel, etc.);

7.                                               Current status of financing and any planned re-financing of each asset or entity for the next twelve (12) months;

8.                                               Any plans with respect to material asset acquisitions, capital expenditures, investment or cash outflows for the next twelve (12) months;

9.                                               Comparison of current development status to the original development plans (if applicable) and a detailed variance analysis;

10.                                        A comprehensive update of the development plans (if applicable) to reflect the current status of such development;

11.                                        An update on and schedule for undertaking any new Projects; and

12.                                        Other details/items as requested by the board of JV Co 1 or the board of directors of any other Group Company.